                                            As file pursuant to Rule 424(b)(3)
                                            Registration No. 33-85016

                                      LOGO

THIS PROFILE IS A SUMMARY OF SOME OF THE MORE IMPORTANT POINTS THAT YOU SHOULD KNOW AND CONSIDER BEFORE PURCHASING THE POLARIS VARIABLE ANNUITY. THE ANNUITY IS MORE FULLY DESCRIBED IN THE PROSPECTUS. PLEASE READ THE PROSPECTUS CAREFULLY.

                                January 29, 1999

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                        1. THE POLARIS VARIABLE ANNUITY
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The Polaris Variable Annuity is a contract between you and First SunAmerica Life
Insurance Company. It is designed to help you invest on a tax-deferred basis and meet long-term financial goals, such as retirement funding. Tax deferral means all your money, including the amount you would otherwise pay in current income taxes, remains in your contract to generate more earnings. Your money could grow faster than it would in a comparable taxable investment.

Polaris offers a diverse selection of money managers and investment options. You may divide your money among any or all of our 26 variable portfolios and 5 fixed account options. Your investment is not guaranteed. The value of your Polaris contract can fluctuate up and down, based on the performance of the underlying investments you select and you may experience a loss.

The variable portfolios offer professionally managed investment choices with goals ranging from capital preservation to aggressive growth. Your choices for the various investment options are found on the next page.

The contract also offers 5 fixed account options, for different time periods. Each may have a different interest rate. Interest rates are guaranteed by First SunAmerica.

Like most annuities, the contract has an accumulation phase and an income phase. During the accumulation phase, you invest money in your contract. Your earnings are based on the investment performance of the variable portfolios to which your money is allocated and/or the interest rate(s) earned on the fixed account option(s) in which you invest. You may withdraw money from your contract during the accumulation phase. However, as with other tax-deferred investments, you will pay taxes on earnings and untaxed contributions when you withdraw them. A federal tax penalty may apply if you make withdrawals before age 59 1/2.

During the income phase, you may receive income payments from your annuity. Your income payments may be fixed in dollar amount, vary with investment performance or a combination of both, depending on where your money is allocated. Among other factors, the amount of money you are able to accumulate in your contract during the accumulation phase will affect the amount of your income payments during the income phase.
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                               2. INCOME OPTIONS
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You can select from one of five income options:

   (1) payments for your lifetime;

   (2) payments for your lifetime and your survivor's lifetime;

   (3) payments for your lifetime and your survivor's lifetime, but for not less than 10 years;

   (4) payments for your lifetime, but for not less than 10, or 20 years; and

   (5) payments for a specified period of 5 to 30 years.

You will also need to decide when your income payments begin and if you want your income payments to fluctuate with investment performance or remain constant. Once you begin receiving income payments, you cannot change your income option.

If your contract is part of a non-qualified retirement plan (one that is established with after-tax dollars), payments during the income phase are considered partly a return of your original investment. The "original investment" part of each payment is not taxable as income. For contracts which are part of a qualified retirement plan using before-tax dollars, the entire income payment is taxable as income.

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                        3. PURCHASING A POLARIS VARIABLE
                                ANNUITY CONTRACT
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You can buy a contract through your financial representative, who can also help you complete the proper forms. For non-qualified contracts, the minimum initial purchase payment is $5,000 and subsequent amounts of $500 or more may be added to your contract at any time during the accumulation phase. For qualified contracts, the minimum initial purchase payment is $2,000 and subsequent amounts of $250 or more may be added to your contract at any time during the accumulation phase.

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                             4. INVESTMENT OPTIONS
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You may allocate money to the following variable portfolios of the Anchor Series
Trust and/or the SunAmerica Series Trust:

ANCHOR SERIES TRUST
  MANAGED BY WELLINGTON MANAGEMENT COMPANY, LLP
      - Capital Appreciation Portfolio
      - Growth Portfolio
      - Natural Resources Portfolio
      - Government and Quality Bond Portfolio

SUNAMERICA SERIES TRUST
  MANAGED BY ALLIANCE CAPITAL MANAGEMENT L.P.
      - Global Equities Portfolio
      - Alliance Growth Portfolio
      - Growth-Income Portfolio
  MANAGED BY DAVIS SELECTED ADVISERS, L.P.
      - Venture Value Portfolio
      - Real Estate Portfolio
  MANAGED BY FEDERATED INVESTORS
      - Federated Value Portfolio
      - Utility Portfolio
      - Corporate Bond Portfolio
  MANAGED BY GOLDMAN SACHS ASSET MANAGEMENT/   GOLDMAN SACHS ASSET MANAGEMENT
INTERNATIONAL
      - Asset Allocation Portfolio
      - Global Bond Portfolio
  MANAGED BY MORGAN STANLEY ASSET MANAGEMENT
      - International Diversified Equities Portfolio
      - Worldwide High Income Portfolio
  MANAGED BY MASSACHUSETTS FINANCIAL SERVICES COMPANY
      - MFS Growth and Income Portfolio
      - MFS Total Return Portfolio
  MANAGED BY PUTNAM INVESTMENT MANAGEMENT, INC.
      - Putnam Growth Portfolio
      - International Growth and Income Portfolio
      - Emerging Markets Portfolio
  MANAGED BY SUNAMERICA ASSET MANAGEMENT CORP.
      - Aggressive Growth Portfolio
      - "Dogs" of Wall Street Portfolio
      - SunAmerica Balanced Portfolio
      - High-Yield Bond Portfolio
      - Cash Management Portfolio

You may also allocate money to the 1-year fixed account option or the 3, 5, 7 and 10-year market value adjustment ("MVA") fixed account options. The interest rates applicable for these fixed account options may differ from time to time, however, we will never credit less than a 3% annual effective rate. Once established, the rate will not change during the selected period. Your contract value will be adjusted up or down for withdrawals or transfers from the 3, 5, 7 and 10-year fixed account options prior to the end of the guarantee period.
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                                  5. EXPENSES
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Each year, we deduct a $30 contract maintenance fee from your contract. We also deduct insurance charges which equal 1.52% annually of the average daily value of your contract allocated to the variable portfolios.

As with other professionally managed investments, there are also investment charges imposed on contracts with money allocated to the variable portfolios. We estimate these fees to range from .58 to 1.90.

If you take money out of your contract, you may be assessed a withdrawal charge which is a percentage of the money you withdraw. The percentage declines over the time the money is in the contract.

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      Year           1        2        3        4        5        6        7        8
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
 WITHDRAWAL
 CHARGE              7%       6%       5%       4%       3%       2%       1%       0%
-----------------------------------------------------------------------------------------

Each year, you are allowed to make 15 transfers without charge. After your first 15 free transfers, a $25 transfer fee applies to each subsequent transfer.

The following chart is designed to help you understand the charges in your contract. The column "Total Annual Charges" shows the total of the 1.52% insurance charges, the $30 contract maintenance fee and the investment charges for each variable portfolio. We converted the contract maintenance fee to a percentage using an assumed contract size of $40,000. The actual impact of this charge on your contract may differ from this percentage.

The next two columns show two examples of the charges you would pay under the contract. The examples assume that you invested $1,000 in a contract which earns 5% annually and that you withdraw your money: (1) at the end of year 1, and (2) at the end of year 10.

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                                                                                               EXAMPLES:
                                       TOTAL ANNUAL         TOTAL ANNUAL                     TOTAL EXPENSES   TOTAL EXPENSES
                                        INSURANCE            INVESTMENT       TOTAL ANNUAL     AT END OF        AT END OF
   ANCHOR SERIES TRUST PORTFOLIO         CHARGES              CHARGES           CHARGES          1 YEAR          10 YEARS
----------------------------------------------------------------------------------------------------------------------------
Capital Appreciation                       1.60%                 .68%             2.28%          $   93           $  261
Growth                                     1.60%                 .75%             2.35%          $   94           $  268
Natural Resources                          1.60%                 .88%             2.48%          $   95           $  281
Government and Quality Bond                1.60%                 .67%             2.27%          $   93           $  260
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SUNAMERICA SERIES TRUST PORTFOLIO
Emerging Markets*                          1.60%                1.90%             3.50%          $  105           $  377
International Diversified Equities         1.60%                1.26%             2.86%          $   99           $  318
Global Equities                            1.60%                 .88%             2.48%          $   95           $  281
International Growth and Income*           1.60%                1.46%             3.06%          $  101           $  337
Aggressive Growth*                         1.60%                 .83%             2.43%          $   95           $  276
Real Estate*                               1.60%                 .95%             2.55%          $   96           $  288
Putnam Growth                              1.60%                 .86%             2.46%          $   95           $  279
MFS Growth and Income1                     1.60%                 .73%             2.33%          $   94           $  266
Alliance Growth                            1.60%                 .64%             2.24%          $   93           $  257
"Dogs" of Wall Street*                     1.60%                 .85%             2.45%          $   95           $  278
Venture Value                              1.60%                 .75%             2.35%          $   94           $  268
Federated Value*                           1.60%                 .83%             2.43%          $   95           $  276
Growth-Income                              1.60%                 .60%             2.20%          $   92           $  253
Utility*                                   1.60%                1.01%             2.61%          $   96           $  294
Asset Allocation                           1.60%                 .64%             2.24%          $   93           $  257
MFS Total Return2                          1.60%                 .77%             2.37%          $   94           $  270
SunAmerica Balanced*                       1.60%                 .78%             2.38%          $   94           $  271
Worldwide High Income                      1.60%                1.08%             2.68%          $   97           $  301
High-Yield Bond                            1.60%                 .69%             2.29%          $   93           $  262
Corporate Bond                             1.60%                 .77%             2.37%          $   94           $  270
Global Bond                                1.60%                 .85%             2.45%          $   95           $  278
Cash Management                            1.60%                 .58%             2.18%          $   92           $  251
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

* For these Portfolios, the adviser, SunAmerica Asset Management Corp., has voluntarily agreed to waive fees or reimburse expenses, if necessary, to keep operating expenses at or below an established maximum amount. All waivers or reimbursements may be terminated at any time. For more detailed information, see the Fee Tables and Examples in the prospectus.
1 Formerly named Growth/Phoenix and managed by Phoenix Investment Counsel, Inc. 2 Formerly named Balanced/Phoenix and managed by Phoenix Investment Counsel, Inc.

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                                    6. TAXES
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Unlike taxable investments where earnings are taxed in the year they are earned, taxes on amounts earned in a non-qualified contract are deferred until they are withdrawn. In a qualified contract, all amounts are taxable when they are withdrawn.

When you begin taking distributions or withdrawals from your contract, earnings are considered to be taken out first and will be taxed at your ordinary income rate. You may be subject to a 10% federal tax penalty for distributions or withdrawals before age 59 1/2.

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                            7. ACCESS TO YOUR MONEY
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During the first year, you may withdraw free of a withdrawal charge an amount that is equal to the penalty-free earnings in your contract as of the date you make the withdrawal or, if you participate in the systematic withdrawal program, you may withdraw 10% of your total invested amount less any withdrawals made during the year. The penalty-free earnings amount is calculated by taking the value of your contract on the day you make the withdrawal and subtracting your total invested amount. After the first year, your maximum free withdrawal amount is the greater of: (1) the penalty-free earnings or (2) 10% of your total invested amount that has been invested for at least one year, less any withdrawals made during the year. Withdrawals in excess of these limits will be assessed a withdrawal charge.

If you withdraw your entire contract value, you will not receive the benefit of any free withdrawal amount. After your money has been in the contract for seven full years, there are no withdrawal charges on that portion of the money that you have invested for at least seven full years.

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                                 8. PERFORMANCE
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When you invest in the Polaris Variable Annuity, your money is actually invested in the underlying portfolios of the Anchor Series Trust and/or the SunAmerica Series Trust. The value of your annuity will fluctuate depending upon the investment performance of the portfolio(s) you choose.

The following chart shows total returns for each portfolio for the time periods shown. These numbers reflect the insurance charges, the contract maintenance fee and the investment charges. Withdrawal charges are not reflected in the chart. Past performance is no guarantee of future results.

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                                                                              CALENDAR YEAR
    ANCHOR SERIES TRUST PORTFOLIO               1998                   1997                   1996                   1995
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
  Capital Appreciation                     20.30 %                   23.49 %                 23.15%                 25.38%
  Growth                                   26.94 %                   28.36 %                 23.05%                 17.73%
  Natural Resources                        (18.78)%                 (10.07)%                 12.22%                  6.90%
  Gov't and Quality Bond                    7.43 %                    7.83 %                  1.37%                 10.44%
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SUNAMERICA SERIES TRUST PORTFOLIO
  Emerging Markets                         (25.56)%                 (17.81)%*                    --                     --
  Int'l Diversified Equities               16.63 %                    4.71 %                  7.58%                 10.71%
  Global Equities                          20.90 %                   13.24 %                 12.35%                 11.37%
  Int'l Growth and Income                   9.04 %                    3.44 %*                    --                     --
  Aggressive Growth                        15.58 %                   10.55 %                  4.32%                     --
  Real Estate                              (16.77)%                  17.14 %*                    --                     --
  Putnam Growth                            32.62 %                   30.41 %                 18.46%                 16.47%
  MFS Growth and Income1                   27.26 %                   21.28 %                 14.10%                 21.10%
  Alliance Growth                          49.85 %                   29.40 %                 27.08%                 30.24%
  "Dogs" of Wall Street**                     --                          --                     --                     --
  Venture Value                            11.97 %                   32.20 %                 22.85%                 23.41%
  Federated Value                          16.07 %                   29.38 %                  7.32%                     --
  Growth-Income                            28.75 %                   31.84 %                 22.09%                 21.08%
  Utility                                  12.25 %                   23.76 %                  8.25%                     --
  Asset Allocation                          1.68 %                   19.91 %                 17.03%                 13.75%
  MFS Total Return2                        17.66 %                   15.11 %                  8.20%                 14.66%
  SunAmerica Balanced                      22.70 %                   22.52 %                  9.39%                     --
  Worldwide High Income                    (18.41)%                  13.74 %                 23.40%                 14.90%
  High-Yield Bond                          (4.47)%                   12.70 %                 12.76%                  4.28%
  Corporate Bond                            4.32 %                    9.16 %                  2.88%                  9.96%
  Global Bond                               9.07 %                    8.33 %                  7.56%                  9.29%
  Cash Management                           3.51 %                    3.58 %                  3.31%                  2.57%
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

 * Inception to 12/31/97.
** This portfolio was not yet available for sale in New York during fiscal year 1998.
 1 Formerly named Growth/Phoenix and managed by Phoenix Investment Counsel, Inc. 2 Formerly named Balanced/Phoenix and managed by Phoenix Investment Counsel,
Inc.
Inception date for each portfolio varies.

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                                9. DEATH BENEFIT
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If you should die during the accumulation phase, your beneficiary will receive a death benefit.

For contracts issued prior to April 28, 1997, the death benefit is the greater of:

(1) the value of your contract at the time we receive satisfactory proof of death; or

(2) total purchase payments less any withdrawals (and any fees or charges applicable to such withdrawals); or

(3) after your seventh contract anniversary, the value of your contract on the day before your last contract anniversary, plus any purchase payments and less any withdrawals (and any fees or charges applicable to such withdrawals) since that date; or

(4) the death benefit on the day before your last contract anniversary, plus any Purchase Payments less any withdrawals (and any fees or charges applicable to such withdrawals) since that date.

For contracts issued on or after April 28, 1997, the death benefit is the greater of:

(1) the value of your contract at the time we receive satisfactory proof of death; or

(2) total purchase payments less any withdrawals (and any fees or charges applicable to such withdrawals); or

(3) the maximum of the anniversary values up to your 81st birthday. The anniversary value is equal to the value of your contract on each contract anniversary, plus any Purchase Payments and less any withdrawals (and fees or charges applicable to such withdrawals) since that date.

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                             10. OTHER INFORMATION
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FREE LOOK: You may cancel your contract within ten days by mailing it to our
Annuity Service Center. Your contract will be treated as void on the date we receive it and we will pay you an amount equal to the greater of the value of your contract or the money you invested.

ASSET ALLOCATION REBALANCING: If selected by you, this program seeks to keep your investment in line with your goals. We will maintain your specified allocation mix in the variable portfolios and the 1-year fixed account option by readjusting your money on a calendar quarter, semiannual or annual basis.

SYSTEMATIC WITHDRAWAL PROGRAM: If selected by you, this program allows you to receive either monthly, quarterly, semiannual or annual checks during the accumulation phase. Systematic withdrawals may also be electronically transferred to your bank account. Of course, withdrawals may be taxable and a 10% federal tax penalty may apply if you are under age 59 1/2.

PRINCIPAL ADVANTAGE PROGRAM: If selected by you, this program allows you to obtain growth potential without any market risk to your principal. We will guarantee that the portion of your money allocated to the 1, 3, 5, 7 or 10-year fixed account option will grow to equal your principal investment when it is allocated in accordance with the program.

DOLLAR COST AVERAGING: If selected by you, this program allows you to invest gradually in the variable portfolios from any of the variable portfolios and the 1-year fixed account option.

AUTOMATIC PAYMENT PLAN: You can add to your contract directly from your bank account with as little as $20 per month.

CONFIRMATIONS AND QUARTERLY STATEMENTS: You will receive a confirmation of each transaction within your contract. On a quarterly basis, you will receive a complete statement of your transactions over the past quarter and a summary of your account values.

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                                 11. INQUIRIES
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If you have questions about your contract or need to make changes, call your financial representative or contact us at:

      First SunAmerica Life Insurance Company
      Annuity Service Center
      P.O. Box 54299
      Los Angeles, California 90054-0299
      Telephone Number: (800) 99NY-SUN

If money accompanies your correspondence, you should direct it to:

      First SunAmerica Life Insurance Company
      P.O. Box 100357
      Pasadena, California 91189-0357

                                 [POLARIS LOGO]

                                   PROSPECTUS
                                JANUARY 29, 1999

Please read this prospectus carefully         FLEXIBLE PAYMENT DEFERRED ANNUITY CONTRACTS
before investing and keep it for              issued by
future reference. It contains                 FIRST SUNAMERICA LIFE INSURANCE COMPANY
important information about the               in connection with
Polaris Variable Annuity.                     FS VARIABLE SEPARATE ACCOUNT
                                              The annuity has 31 investment choices -5 fixed account
To learn more about the annuity               options and 26 Variable Portfolios listed below. The 5 fixed
offered by this prospectus, you can           account options include specified periods of 1, 3, 5, 7 and
obtain a copy of the Statement of             10 years. The 26 Variable Portfolios are part of the Anchor
Additional Information ("SAI") dated          Series Trust or the SunAmerica Series Trust.
January 29, 1999. The SAI has been
filed with the Securities and                 ANCHOR SERIES TRUST:
Exchange Commission ("SEC") and is            MANAGED BY WELLINGTON MANAGEMENT COMPANY, LLP
incorporated by reference into this           - Capital Appreciation Portfolio
prospectus. The Table of Contents of          - Growth Portfolio
the SAI appears on page 27 of this            - Natural Resources Portfolio
prospectus. For a free copy of the            - Government and Quality Bond Portfolio
SAI, call us at (800) 99NY-SUN or
write to us at our Annuity Service            SUNAMERICA SERIES TRUST:
Center, P.O. Box 54299, Los Angeles,          MANAGED BY ALLIANCE CAPITAL MANAGEMENT L.P.
California 90054-0299.                        - Global Equities Portfolio
                                              - Alliance Growth Portfolio
In addition, the SEC maintains a              - Growth-Income Portfolio
website (http://www.sec.gov) that             MANAGED BY DAVIS SELECTED ADVISERS, L.P.
contains the SAI, materials                   - Venture Value Portfolio
incorporated by reference and other           - Real Estate Portfolio
information filed electronically with         MANAGED BY FEDERATED INVESTORS
the SEC by First SunAmerica.                  - Federated Value Portfolio
                                              - Utility Portfolio
ANNUITIES INVOLVE RISKS, INCLUDING            - Corporate Bond Portfolio
POSSIBLE LOSS OF PRINCIPAL, AND ARE           MANAGED BY GOLDMAN SACHS ASSET MANAGEMENT/
NOT A DEPOSIT OR OBLIGATION OF, OR            GOLDMAN SACHS ASSET MANAGEMENT INTERNATIONAL
GUARANTEED OR ENDORSED BY, ANY BANK.          - Asset Allocation Portfolio
THEY ARE NOT FEDERALLY INSURED BY THE         - Global Bond Portfolio
FEDERAL DEPOSIT INSURANCE                     MANAGED BY MORGAN STANLEY ASSET MANAGEMENT
CORPORATION, THE FEDERAL RESERVE              - International Diversified Equities Portfolio
BOARD OR ANY OTHER AGENCY.                    - Worldwide High Income Portfolio
                                              MANAGED BY MASSACHUSETTS FINANCIAL SERVICES COMPANY
                                              - MFS Growth and Income Portfolio
                                              - MFS Total Return Portfolio
                                              MANAGED BY PUTNAM INVESTMENT MANAGEMENT, INC.
                                              - Putnam Growth Portfolio
                                              - International Growth and Income Portfolio
                                              - Emerging Markets Portfolio
                                              MANAGED BY SUNAMERICA ASSET MANAGEMENT CORP.
                                              - Aggressive Growth Portfolio
                                              - "Dogs" of Wall Street Portfolio
                                              - SunAmerica Balanced Portfolio
                                              - High-Yield Bond Portfolio
                                              - Cash Management Portfolio

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR
     ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

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                         TABLE OF CONTENTS
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 GLOSSARY....................................................     2
 FEE TABLES..................................................     3
       Owner Transaction Expenses............................     3
       Annual Separate Account Expenses......................     3
       Portfolio Expenses....................................     3
 EXAMPLES....................................................     4
 THE POLARIS VARIABLE ANNUITY................................     5
 PURCHASING A POLARIS VARIABLE ANNUITY.......................     5
       Allocation of Purchase Payments.......................     6
       Accumulation Units....................................     6
       Free Look.............................................     6
 INVESTMENT OPTIONS..........................................     6
       Variable Portfolios...................................     6
       Anchor Series Trust...................................     6
       SunAmerica Series Trust...............................     7
       Fixed Account Options.................................     7
       Market Value Adjustment ("MVA").......................     7
       Transfers During the Accumulation Phase...............     8
       Dollar Cost Averaging.................................     8
       Asset Allocation Rebalancing..........................     9
       Principal Advantage Program...........................     9
       Voting Rights.........................................     9
       Substitution..........................................    10
 ACCESS TO YOUR MONEY........................................    10
       Systematic Withdrawal Program.........................    10
       Minimum Contract Value................................    10
 DEATH BENEFIT...............................................    11
 EXPENSES....................................................    11
       Insurance Charges.....................................    11
       Withdrawal Charges....................................    11
       Investment Charges....................................    12
       Contract Maintenance Fee..............................    12
       Transfer Fee..........................................    12
       Income Taxes..........................................    12
       Reduction or Elimination of Charges and Expenses, and
       Additional Amounts Credited...........................    12
 INCOME OPTIONS..............................................    12
       Annuity Date..........................................    12
       Income Options........................................    12
       Fixed or Variable Income Payments.....................    13
       Income Payments.......................................    13
       Transfers During the Income Phase.....................    13
       Deferment of Payments.................................    13
 TAXES.......................................................    14
       Annuity Contracts in General..........................    14
       Tax Treatment of Distributions -
       Non-Qualified Contracts...............................    14
       Tax Treatment of Distributions -
       Qualified Contracts...................................    14
       Minimum Distributions.................................    14
       Diversification.......................................    14
 PERFORMANCE.................................................    15
 OTHER INFORMATION...........................................    15
       First SunAmerica......................................    15
       The Separate Account..................................    15
       The General Account...................................    15
       Distribution of the Contract..........................    15
       Administration........................................    16
       Year 2000.............................................    16
       Legal Proceedings.....................................    16
       Ownership.............................................    16
       Custodian.............................................    17
       Additional Information................................    17
       Selected Consolidated Financial Data..................    18
       Management Discussion and Analysis....................    19
       Results of Operations.................................    19
       Financial Condition and Liquidity.....................    21
       Rated Bonds by Rating Classification..................    22
       Properties............................................    24
       Directors and Officers................................    25
       Executive Compensation................................    26
       Security Ownership of Owners and Management...........    26
       Regulation............................................    26
       Independent Accountants...............................    27
 TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION....
                                                                 27
 FINANCIAL STATEMENTS........................................    27
 APPENDIX A -- CONDENSED FINANCIAL INFORMATION...............   A-1
 APPENDIX B -- MARKET VALUE ADJUSTMENT ("MVA")...............   B-1
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                              GLOSSARY
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 We have capitalized some of the technical terms used in this prospectus. To help you understand these terms, we have defined them in this glossary.
 ACCUMULATION PHASE - The period during which you invest money in your contract.
 ACCUMULATION UNITS - A measurement we use to calculate the value of the variable portion of your contract during the Accumulation
 Phase.
 ANNUITANT(S) - The person(s) on whose life (lives) we base income payments.
 ANNUITY DATE - The date on which income payments are to begin, as selected by you.
 ANNUITY UNITS - A measurement we use to calculate the amount of income payments you receive from the variable portion of your contract during the Income Phase.
 BENEFICIARY - The person designated to receive any benefits under the contract if you or the Annuitant dies.
 COMPANY - Anchor National Life Insurance Company, We, Us, the
 insurer which issues this contract.
 INCOME PHASE - The period during which we make income payments to you.
 IRS - The Internal Revenue Service.
 NON-QUALIFIED (CONTRACT) - A contract purchased with after-tax dollars. In general, these contracts are not under any pension plan, specially sponsored program or individual retirement account
 ("IRA").
 PURCHASE PAYMENTS - The money you give us to buy the contract, as well as any additional money you give us to invest in the contract after you own it.
 QUALIFIED (CONTRACT) - A contract purchased with pretax dollars.
 These contracts are generally purchased under a pension plan, specially sponsored program or IRA.
 TRUSTS - Refers to the Anchor Series Trust and the SunAmerica
 Series Trust collectively.
 VARIABLE PORTFOLIO(S) - The variable investment options available under the contract. Each Variable Portfolio has its own investment objective and is invested in the underlying investments of the
 Anchor Series Trust or the SunAmerica Series Trust.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                   FEE TABLES
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

OWNER TRANSACTION EXPENSES

WITHDRAWAL CHARGE (AS A PERCENTAGE OF EACH PURCHASE PAYMENT)

Year 1......................   7%  Year 5......................   3%
Year 2......................   6%  Year 6......................   2%
Year 3......................   5%  Year 7......................   1%
Year 4......................   4%  Year 8+.....................   0%
TRANSFER FEE....................   No charge for first 15 transfers
                                   each contract year; thereafter,
                                   fee is $25 per transfer
CONTRACT MAINTENANCE FEE*.......   $30
  *waived if contract value is $50,000 or more

  ANNUAL SEPARATE ACCOUNT EXPENSES
  (AS A PERCENTAGE OF AVERAGE ACCOUNT VALUE)

  Mortality and Expense Risk Charge................  1.37%
  Distribution Expense Charge......................  0.15%
                                                     -----
      TOTAL SEPARATE ACCOUNT EXPENSES                1.52%
                                                     =====

                               PORTFOLIO EXPENSES

                              ANCHOR SERIES TRUST
(AS A PERCENTAGE OF AVERAGE NET ASSETS FOR THE TRUST'S TWELVE-MONTH PERIOD ENDED
                               NOVEMBER 30, 1998)

                                                            MANAGEMENT         OTHER        TOTAL ANNUAL
                        PORTFOLIO                               FEE          EXPENSES         EXPENSES
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
Capital Appreciation                                            .64%            .04%             .68%
---------------------------------------------------------------------------------------------------------
Growth                                                          .70%            .05%             .75%
---------------------------------------------------------------------------------------------------------
Natural Resources                                               .75%            .13%             .88%
---------------------------------------------------------------------------------------------------------
Government and Quality Bond                                     .61%            .06%             .67%
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

                            SUNAMERICA SERIES TRUST
(AS A PERCENTAGE OF AVERAGE NET ASSETS AFTER REIMBURSEMENT OR WAIVER OF EXPENSES
                       FOR THE TRUST'S FISCAL YEAR ENDED
                               NOVEMBER 30, 1998)

                                                            MANAGEMENT         OTHER        TOTAL ANNUAL
                        PORTFOLIO                               FEE          EXPENSES         EXPENSES
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
Emerging Markets***                                            1.25%            .65%            1.90%
---------------------------------------------------------------------------------------------------------
International Diversified Equities                             1.00%            .26%            1.26%
---------------------------------------------------------------------------------------------------------
Global Equities                                                 .74%            .14%             .88%
---------------------------------------------------------------------------------------------------------
International Growth and Income****                            1.00%            .46%            1.46%
---------------------------------------------------------------------------------------------------------
Aggressive Growth                                               .74%            .09%             .83%
---------------------------------------------------------------------------------------------------------
Real Estate****                                                 .80%            .15%             .95%
---------------------------------------------------------------------------------------------------------
Putnam Growth                                                   .81%            .05%             .86%
---------------------------------------------------------------------------------------------------------
MFS Growth and Income**+                                        .70%            .03%             .73%
---------------------------------------------------------------------------------------------------------
Alliance Growth+                                                .61%            .03%             .64%
---------------------------------------------------------------------------------------------------------
"Dogs" of Wall Street***                                        .60%            .25%             .85%*
---------------------------------------------------------------------------------------------------------
Venture Value                                                   .72%            .03%             .75%
---------------------------------------------------------------------------------------------------------
Federated Value                                                 .75%            .08%             .83%
---------------------------------------------------------------------------------------------------------
Growth-Income                                                   .56%            .04%             .60%
---------------------------------------------------------------------------------------------------------
Utility****                                                     .75%            .26%            1.01%
---------------------------------------------------------------------------------------------------------
Asset Allocation                                                .59%            .05%             .64%
---------------------------------------------------------------------------------------------------------
MFS Total Return**+                                             .67%            .10%             .77%
---------------------------------------------------------------------------------------------------------
SunAmerica Balanced                                             .68%            .10%             .78%
---------------------------------------------------------------------------------------------------------
Worldwide High Income                                          1.00%            .08%            1.08%
---------------------------------------------------------------------------------------------------------
High-Yield Bond                                                 .63%            .06%             .69%
---------------------------------------------------------------------------------------------------------
Corporate Bond                                                  .65%            .12%             .77%
---------------------------------------------------------------------------------------------------------
Global Bond                                                     .70%            .15%             .85%
---------------------------------------------------------------------------------------------------------
Cash Management                                                 .53%            .05%             .58%
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

    * Annualized.

   ** As of January 4, 1999, the Growth/Phoenix Portfolio was renamed the MFS
      Growth and Income Portfolio and the Balanced/Phoenix Portfolio was renamed the MFS Total Return Portfolio, each managed by Massachusetts Financial Services Company.

  *** Absent fee waivers or reimbursement of expenses by the adviser, you would have incurred the following expenses during the last fiscal year:
      Emerging Markets (2.01%) and "Dogs" of Wall Street (.92%).

 **** Absent recoupment of expenses by the adviser, you would have incurred the following expenses during the last fiscal year: International Growth and Income (1.40%); Real Estate (.93%); and Utility (.92%).

    + The expenses noted here are restated to reflect an estimate of fees for each portfolio for the current fiscal year.

     THE ABOVE PORTFOLIO EXPENSES WERE PROVIDED BY THE TRUSTS. WE HAVE NOT
                                 INDEPENDENTLY
                   VERIFIED THE ACCURACY OF THE INFORMATION.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                    EXAMPLES
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

You will pay the following expenses on a $1,000 investment in each Variable Portfolio, assuming a 5% annual return on assets and:
        (a) surrendered at the end of the stated time period;
        (b) if the contract is not surrendered*.

                         PORTFOLIO                             1 YEAR    3 YEARS    5 YEARS    10 YEARS
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
Capital Appreciation                                          (a) $ 93   (a) $121   (a) $152   (a) $261
                                                              (b) $ 23   (b) $ 71   (b) $122   (b) $261
-------------------------------------------------------------------------------------------------------
Growth                                                        (a) $ 94   (a) $123   (a) $155   (a) $268
                                                              (b) $ 24   (b) $ 73   (b) $125   (b) $268
-------------------------------------------------------------------------------------------------------
Natural Resources                                             (a) $ 95   (a) $127   (a) $162   (a) $281
                                                              (b) $ 25   (b) $ 77   (b) $132   (b) $281
-------------------------------------------------------------------------------------------------------
Government and Quality Bond                                   (a) $ 93   (a) $121   (a) $151   (a) $260
                                                              (b) $ 23   (b) $ 71   (b) $121   (b) $260
-------------------------------------------------------------------------------------------------------
Emerging Markets                                              (a) $105   (a) $157   (a) $211   (a) $377
                                                              (b) $ 35   (b) $107   (b) $181   (b) $377
-------------------------------------------------------------------------------------------------------
International Diversified Equities                            (a) $ 99   (a) $138   (a) $181   (a) $318
                                                              (b) $ 29   (b) $ 88   (b) $151   (b) $318
-------------------------------------------------------------------------------------------------------
Global Equities                                               (a) $ 95   (a) $127   (a) $162   (a) $281
                                                              (b) $ 25   (b) $ 77   (b) $132   (b) $281
-------------------------------------------------------------------------------------------------------
International Growth and Income                               (a) $101   (a) $144   (a) $190   (a) $337
                                                              (b) $ 31   (b) $ 94   (b) $160   (b) $337
-------------------------------------------------------------------------------------------------------
Aggressive Growth                                             (a) $ 95   (a) $126   (a) $159   (a) $276
                                                              (b) $ 25   (b) $ 76   (b) $129   (b) $276
-------------------------------------------------------------------------------------------------------
Real Estate                                                   (a) $ 96   (a) $129   (a) $165   (a) $288
                                                              (b) $ 26   (b) $ 79   (b) $135   (b) $288
-------------------------------------------------------------------------------------------------------
Putnam Growth                                                 (a) $ 95   (a) $126   (a) $161   (a) $279
                                                              (b) $ 25   (b) $ 76   (b) $131   (b) $279
-------------------------------------------------------------------------------------------------------
MFS Growth and Income                                         (a) $ 94   (a) $123   (a) $154   (a) $266
                                                              (b) $ 24   (b) $ 73   (b) $124   (b) $266
-------------------------------------------------------------------------------------------------------
Alliance Growth                                               (a) $ 93   (a) $120   (a) $150   (a) $257
                                                              (b) $ 23   (b) $ 70   (b) $120   (b) $257
-------------------------------------------------------------------------------------------------------
"Dogs" of Wall Street                                         (a) $ 95   (a) $126   (a) $160   (a) $278
                                                              (b) $ 25   (b) $ 76   (b) $130   (b) $278
-------------------------------------------------------------------------------------------------------
Venture Value                                                 (a) $ 94   (a) $ 94   (a) $155   (a) $268
                                                              (b) $ 24   (b) $ 24   (b) $125   (b) $268
-------------------------------------------------------------------------------------------------------
Federated Value                                               (a) $ 95   (a) $126   (a) $159   (a) $276
                                                              (b) $ 25   (b) $ 76   (b) $129   (b) $276
-------------------------------------------------------------------------------------------------------
Growth-Income                                                 (a) $ 92   (a) $119   (a) $148   (a) $266
                                                              (b) $ 22   (b) $ 69   (b) $118   (b) $266
-------------------------------------------------------------------------------------------------------
Utility                                                       (a) $ 96   (a) $131   (a) $168   (a) $294
                                                              (b) $ 26   (b) $ 81   (b) $138   (b) $294
-------------------------------------------------------------------------------------------------------
Asset Allocation                                              (a) $ 93   (a) $120   (a) $150   (a) $257
                                                              (b) $ 23   (b) $ 70   (b) $120   (b) $257
-------------------------------------------------------------------------------------------------------
MFS Total Return                                              (a) $ 94   (a) $124   (a) $154   (a) $270
                                                              (b) $ 24   (b) $ 74   (b) $124   (b) $270
-------------------------------------------------------------------------------------------------------
SunAmerica Balanced                                           (a) $ 94   (a) $124   (a) $157   (a) $271
                                                              (b) $ 24   (b) $ 74   (b) $127   (b) $271
-------------------------------------------------------------------------------------------------------
Worldwide High Income                                         (a) $ 97   (a) $133   (a) $172   (a) $301
                                                              (b) $ 27   (b) $ 83   (b) $142   (b) $301
-------------------------------------------------------------------------------------------------------
High-Yield Bond                                               (a) $ 93   (a) $121   (a) $152   (a) $262
                                                              (b) $ 23   (b) $ 71   (b) $122   (b) $262
-------------------------------------------------------------------------------------------------------
Corporate Bond                                                (a) $ 94   (a) $124   (a) $156   (a) $270
                                                              (b) $ 24   (b) $ 74   (b) $126   (b) $270
-------------------------------------------------------------------------------------------------------
Global Bond                                                   (a) $ 95   (a) $126   (a) $160   (a) $278
                                                              (b) $ 25   (b) $ 76   (b) $130   (b) $278
-------------------------------------------------------------------------------------------------------
Cash Management                                               (a) $ 92   (a) $118   (a) $147   (a) $251
                                                              (b) $ 22   (b) $ 68   (b) $117   (b) $251
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------

       * First SunAmerica does not impose any fees or charges when you begin the Income Phase of your contract.

EXPLANATION OF FEE TABLES AND EXAMPLES

1. The purpose of the Fee Tables is to show you the various expenses you would incur directly and indirectly by investing in the contract.

2. For certain Variable Portfolios, the adviser, SunAmerica Asset Management Corp., has voluntarily agreed to waive fees or reimburse certain expenses, if necessary, to keep annual operating expenses at or below the lesser of the maximum allowed by any applicable state expense limitations or the following percentages of each Variable Portfolio's average net assets:
    SunAmerica Balanced (1.00%); Aggressive Growth (.90%); Federated Value (1.03%); Utility (1.05%); Emerging Markets (1.90%); International Growth and Income (1.60%); and Real Estate (1.25%). The adviser also may voluntarily waive or reimburse additional amounts to increase a Variable Portfolio's investment return. All waivers and/or reimbursements may be terminated at any time. Furthermore, the adviser may recoup any waivers or reimbursements within two years after such waivers or reimbursements are granted, provided that the Variable Portfolio is able to make such payment and remain in compliance with the foregoing expense limitations.

3.  The Examples assume that no transfer fees were imposed.

4. THESE EXAMPLES SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES. ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN.

THE HISTORICAL ACCUMULATION UNIT VALUES ARE CONTAINED IN APPENDIX A -- CONDENSED
                             FINANCIAL INFORMATION.

----------------------------------------------------------------
----------------------------------------------------------------
                          THE POLARIS VARIABLE ANNUITY
----------------------------------------------------------------
----------------------------------------------------------------

An annuity is a contract between you and an insurance company. You are the owner of the contract. The contract provides three main benefits:

     - Tax Deferral: This means that you do not pay taxes on your earnings from the annuity until you withdraw them.

     - Death Benefit: If you die during the Accumulation Phase, the insurance company pays a death benefit to your Beneficiary.

     - Guaranteed Income: If elected, you receive a stream of income for your lifetime, or another available period you select.

This annuity was developed to help you contribute to your retirement savings. This annuity works in two stages, the Accumulation Phase and the Income Phase. Your contract is in the Accumulation Phase during the period when you make payments into the contract. The Income Phase begins when you request us to start making income payments to you out of the money accumulated in your contract.

The contract is called a "variable" annuity because it allows you to invest in variable portfolios which, like mutual funds, have different investment objectives and performance which varies. You can gain or lose money if you invest in these Variable Portfolios. The amount of money you accumulate in your contract depends on the performance of the Variable Portfolios in which you invest. This contract currently offers 26 Variable Portfolios.

The contract also offers several fixed account options for varying time periods. Fixed account options earn interest at a rate set and guaranteed by Anchor National. If you allocate money to the fixed account options, the amount of money that accumulates in the contract depends on the total interest credited to the particular fixed account option(s) in which you invest.

For more information on investment options available under this contract SEE INVESTMENT OPTIONS ON PAGE 6.

First SunAmerica Life Insurance Company (First SunAmerica, The Company, Us, We) issues the Polaris Variable Annuity. When you purchase a Polaris Variable Annuity, a contract exists between you and First SunAmerica. The Company is a stock life insurance company organized under the laws of the state of New York. Its principal place of business is 733 Third Avenue, 4th Floor, New York, New York 10017. The Company conducts life insurance and annuity business in the state of New York. First SunAmerica is an indirect, wholly owned subsidiary of American International Group, Inc. ("AIG"), a Delaware corporation.

----------------------------------------------------------------
----------------------------------------------------------------
                     PURCHASING A POLARIS VARIABLE ANNUITY
----------------------------------------------------------------
----------------------------------------------------------------

A Purchase Payment is the money you give us to buy a contract. Any additional money you give us to invest in the contract after purchase is a subsequent Purchase Payment.

This chart shows the minimum initial and subsequent Purchase Payments permitted under your contract. These amounts depend upon whether a contract is Qualified or Non-qualified for tax purposes. FOR FURTHER EXPLANATION, SEE TAXES ON PAGE 14.

-----------------------------------------------------------
                                              Minimum
                       Minimum Initial       Subsequent
                       Purchase Payment   Purchase Payment
-----------------------------------------------------------
      Qualified             $2,000              $250
-----------------------------------------------------------
    Non-Qualified           $5,000              $500
-----------------------------------------------------------

Prior Company approval is required to accept Purchase Payments greater than $1,000,000. Also, the optional automatic payment plan allows you to make subsequent Purchase Payments of as little as $20.00.

We may refuse any Purchase Payment. In general, we will not issue a Qualified contract to anyone who is age 70 1/2 or older, unless it is shown that the minimum distribution required by the IRS is being made. In addition we may not issue a contract to anyone over age 85.

ALLOCATION OF PURCHASE PAYMENTS

We invest your Purchase Payments in the fixed and variable investment options according to your instructions. If we receive a Purchase Payment without allocation instructions, we will invest the money according to your last allocation instructions. SEE INVESTMENT OPTIONS ON PAGE 6.

In order to issue your contract, we must receive your completed application, Purchase Payment allocation instructions and any other required paperwork at our principal place of business. We allocate your initial purchase payment within two days of receiving it. If we do not have complete information necessary to issue your contract, we will contact you. If we do not have the information necessary to issue your contract within 5 business days we will:

     - Send your money back to you, or;

     - Ask your permission to keep your money until we get the information necessary to issue the contract.

ACCUMULATION UNITS

When you allocate a Purchase Payment to the Variable Portfolios, we credit your contract with Accumulation Units of the separate account. The value of an Accumulation Unit goes up and down based on the performance of the Variable Portfolios.

We calculate the value of an Accumulation Unit each day that the New York Stock Exchange ("NYSE") is open as follows:

     1. We determine the total value of money invested in a particular Variable Portfolio;

     2. We subtract from that amount all applicable contract charges; and

     3. We divide this amount by the number of outstanding Accumulation Units.

We determine the number of Accumulation Units credited to your contract by dividing the Purchase Payment by the Accumulation Unit value for the specific Variable Portfolio.

     EXAMPLE:

     We receive a $25,000 Purchase Payment from you on Wednesday. You allocate the money to the Global Bond Portfolio. We determine that the value of an Accumulation Unit for the Global Bond Portfolio is $11.10 when the NYSE closes on Wednesday. We then divide $25,000 by $11.10 and credit your contract on Wednesday night with 2252.52 Accumulation Units for the Global Bond Portfolio.

Performance of the Variable Portfolios and expenses under your contract affect Accumulation Unit values. These factors cause the value of your contract to go up and down.

FREE LOOK

You may cancel your contract within ten days after receiving it. We call this a "free look." To cancel, you must mail the contract along with your free look request to our Annuity Service Center at P.O. Box 54299, Los Angeles, California 90054-0299. We will refund to you the greater of the value of your contract on the day we receive your request or the money you invested.

We reserve the right to put your money in the Cash Management Portfolio or the 1-year fixed investment option during the free look period. If you cancel your contract during the free look period, we return your Purchase Payment or the value of your contract, whichever is larger. At the end of the free look period, we allocate your money according to your instructions.

----------------------------------------------------------------
----------------------------------------------------------------
                               INVESTMENT OPTIONS
----------------------------------------------------------------
----------------------------------------------------------------

VARIABLE PORTFOLIOS

The contract currently offers 26 Variable Portfolios. These Variable Portfolios invest in shares of the Anchor Series Trust and the SunAmerica Series Trust (the "Trusts"). Additional Portfolios may be available in the future. These Variable Portfolios operate similarly to a mutual fund but are only available through the purchase of certain insurance contracts.

SunAmerica Asset Management Corp., an indirect wholly owned subsidiary of AIG, is the investment adviser to the Trusts. The Trusts serve as the underlying investment vehicles for other variable annuity contracts issued by First SunAmerica, and other affiliated/unaffiliated insurance companies. Neither First SunAmerica nor the Trusts believe that offering shares of the Trusts in this manner disadvantages you. The adviser monitors the Trusts for potential conflicts.

The Variable Portfolios, along with their respective subadvisers are listed below:

     ANCHOR SERIES TRUST

Wellington Management Company, LLP serves as subadviser to the Anchor Series Trust Portfolios. Anchor Series Trust has Variable Portfolios in addition to those listed below which are not available for investment under the contract. The 4 available Variable Portfolios are:

  MANAGED BY WELLINGTON MANAGEMENT COMPANY, LLP

     - Capital Appreciation Portfolio
     - Growth Portfolio
     - Natural Resources Portfolio
     - Government and Quality Bond Portfolio

     SUNAMERICA SERIES TRUST

Various subadvisers provide investment advice for the SunAmerica Series Trust Portfolios. SunAmerica Series Trust has Variable Portfolios in addition to those listed below which are not available for investment under the contract. The 22 Variable Portfolios and the subadvisers are:

  MANAGED BY ALLIANCE CAPITAL MANAGEMENT L.P.

    - Global Equities Portfolio
    - Alliance Growth Portfolio
    - Growth Income Portfolio

  MANAGED BY DAVIS SELECTED ADVISERS, L.P.

    - Venture Value Portfolio
    - Real Estate Portfolio

  MANAGED BY FEDERATED INVESTORS

    - Federated Value Portfolio
    - Utility Portfolio
    - Corporate Bond Portfolio

  MANAGED BY GOLDMAN SACHS ASSET MANAGEMENT/GOLDMAN
  SACHS ASSET MANAGEMENT INTERNATIONAL

    - Asset Allocation Portfolio
    - Global Bond Portfolio

  MANAGED BY MASSACHUSETTS FINANCIAL SERVICES COMPANY

    - MFS Growth and Income Portfolio
    - MFS Total Return Portfolio

  MANAGED BY MORGAN STANLEY ASSET MANAGEMENT

    - International Diversified Equities Portfolio
    - Worldwide High Income Portfolio

  MANAGED BY PUTNAM INVESTMENT MANAGEMENT

    - Putnam Growth Portfolio
    - International Growth and Income Portfolio
    - Emerging Markets Portfolio

  MANAGED BY SUNAMERICA ASSET MANAGEMENT, INC.

    - Aggressive Growth Portfolio
    - "Dogs" of Wall Street Portfolio
    - SunAmerica Balanced Portfolio
    - High-Yield Bond Portfolio
    - Cash Management Portfolio

YOU SHOULD READ THE PROSPECTUSES FOR THE TRUSTS CAREFULLY. THESE PROSPECTUSES CONTAIN DETAILED INFORMATION ABOUT THE PORTFOLIOS, INCLUDING EACH VARIABLE PORTFOLIO'S INVESTMENT OBJECTIVE AND RISK FACTORS.
FIXED ACCOUNT OPTIONS

The contract also offers fixed account options for periods of 1, 3, 5, 7 and 10 years. We call these time periods guarantee periods.

All of these fixed account options pay interest at rates set and guaranteed by First SunAmerica. Interest rates may differ from time to time and are set at our sole discretion. We never credit less than a 3% annual effective rate to any of the fixed account options. The interest rate offered for new Purchase Payments may differ from that offered for subsequent Purchase Payments and money already in the fixed account options. In addition, different guarantee periods offer different interest rates. Once established, the rates for specified payments do not change during the specified period.

When a guarantee period ends, you may leave your money in the same guarantee period. You may also reallocate your money to another fixed account option or to the Variable Portfolios. If you want to reallocate your money you must contact us within 30 days after the end of the current guarantee period and instruct us how to reallocate the money. We do not contact you. If we do not hear from you, we will keep your money in the same guarantee period where it will earn the renewal interest rate applicable at that time.

The 1-year fixed account option is not registered under the Securities Act of 1933 and is not subject to other provisions of the Investment Company Act of 1940.

MARKET VALUE ADJUSTMENT ("MVA")

NOTE: THE FOLLOWING DISCUSSION APPLIES TO THE 3, 5, 7 AND 10-YEAR FIXED ACCOUNT OPTIONS, ONLY.

If you take money out of the multi-year fixed account options before the end of the guarantee period, we make an adjustment to your contract. We refer to the adjustment as a market value adjustment (the "MVA"). The MVA reflects any difference in the interest rate environment between the time you place your money in the fixed account option and the time when you withdraw that money. This adjustment can increase or decrease your contract value. You have 30 days after the end of each guarantee period to reallocate your funds without incurring any MVA.

We calculate the MVA by doing a comparison between current rates and the rate being credited to you in the fixed account option. For the current rate we use a rate being offered by us for a guarantee period that is equal to the time remaining in the guarantee period from which you seek withdrawal. If we are not currently offering a guarantee period for that period of time, we determine an applicable rate by using a formula to arrive at a number between the interest rates currently offered for the two closest periods available.

Generally, if interest rates drop between the time you put your money into the fixed account options and the time you take it out, we credit a positive adjustment to your contract. Conversely, if interest rates increase during the same period, we post a negative adjustment to your contract.

Where the MVA is negative, we first deduct the adjustment from any money remaining in the fixed account option. If there is not enough money in the fixed account option to meet the negative deduction, we deduct the remainder from your withdrawal. Where the MVA is positive, we add the adjustment to your withdrawal amount.

First SunAmerica does not assess a MVA against withdrawals under the following circumstances:

     - When you switch to the Income Phase;

     - To pay a death benefit;

     - If made within 30 days after the end of a guarantee period; and

     - If made to pay contract fees and charges.

APPENDIX B shows how we calculate the MVA.

TRANSFERS DURING THE ACCUMULATION PHASE

During the Accumulation Phase you may transfer funds between the Variable Portfolios and/or the fixed account options. Funds already in your contract cannot be transferred into the DCA fixed accounts. You must transfer at least $100. If less than $100 will remain in any Variable Portfolio after a transfer, that amount must be transferred as well.

You may request transfers of your account value between the Variable Portfolios and/or the fixed account options in writing or by telephone. We currently allow 15 free transfers per contract per year. We charge $25 for each additional transfer in any contract year. Transfers resulting from your participation in the DCA program count against your 15 free transfers per contract year. However, transfers resulting from your participation in the automatic asset rebalancing program do not count against your 15 free transfers.

We accept transfer requests by telephone unless you tell us not to on your contract application. Additionally, in the future you may be able to execute transfers or other financial transactions over the internet. When receiving instructions over the telephone, we follow appropriate procedures to provide reasonable assurance that the transactions executed are genuine. Thus, we are not responsible for any claim, loss or expense from any error resulting from instructions received over the telephone.

Upon implementation of internet account transactions we will have appropriate procedures in place to provide reasonable assurance that the transactions executed are genuine. Thus, we would not be responsible for any claim, loss or expense from any error resulting from instructions received over the internet. If we fail to follow our procedures, we may be liable for any losses due to unauthorized or fraudulent instructions.

We may limit the number of transfers in any contract year or refuse any transfer request for you or others invested in the contract if we believe that:
     - Excessive trading or a specific transfer request or group transfer requests may have a detrimental effect on unit values or the share prices of the underlying Variable Portfolios; or

     - The underlying Variable Portfolios inform us that they need to restrict the purchase or redemption of the shares because of excessive trading or because a specific transfer or group of transfers is deemed to have a detrimental effect on share prices of affected underlying Variable Portfolios.

Where permitted by law, we may accept your authorization for a third party to make transfers for you subject to our rules. We reserve the right to suspend or cancel such acceptance at any time and will notify you accordingly. Additionally, we may restrict the investment options available for transfers during any period in which such third party acts for you. We notify such third party beforehand regarding any restrictions. However, we will not enforce these restrictions if we are satisfied that:

     - such third party has been appointed by a court of competent jurisdiction to act on your behalf; or

     - such third party is a trustee/fiduciary, for you or appointed by you, to act on your behalf for all your financial affairs.

We may provide administrative or other support services to independent third parties you authorize to make transfers on your behalf. We do not currently charge you extra for providing these support services. This includes, but is not limited to, transfers between investment options in accordance with market timing strategies. Such independent third parties may or may not be appointed with us for the sale of annuities. However, WE DO NOT ENGAGE ANY THIRD PARTIES TO OFFER INVESTMENT ALLOCATION SERVICES OF ANY TYPE. WE TAKE NO RESPONSIBILITY FOR THE INVESTMENT ALLOCATION AND TRANSFERS TRANSACTED ON YOUR BEHALF BY SUCH THIRD PARTIES OR FOR ANY INVESTMENT ALLOCATION RECOMMENDATIONS MADE BY SUCH PARTIES.

For information regarding transfers during the Income Phase, SEE INCOME OPTIONS ON PAGE 12.

We reserve the right to modify, suspend, waive or terminate these transfer provisions at any time.

DOLLAR COST AVERAGING

The Dollar Cost Averaging ("DCA") program allows you to invest gradually in the Variable Portfolios. Under the program you systematically transfer a set dollar amount or percentage of portfolio value from one Variable Portfolio or the 1-year fixed account option (source accounts) to any other Variable Portfolio. Transfers may be monthly or quarterly. You may change the frequency at any time by notifying us in writing. The minimum transfer amount under the DCA program is $100, regardless of the source account.

The DCA program is designed to lessen the impact of market fluctuations on your investment. However, we cannot ensure that you will make a profit. When you elect the DCA program, you are continuously investing in securities regardless of fluctuating price levels. You should consider your tolerance for investing through periods of fluctuating price levels.

We reserve the right to modify, suspend or terminate this program at any time.

     EXAMPLE:

     Assume that you want to gradually move $750 each quarter from the Cash Management Portfolio to the Aggressive Growth Portfolio over six quarters. You set up dollar cost averaging and purchase Accumulation Units at the following values:

-------------------------------------------
                ACCUMULATION      UNITS
   QUARTER          UNIT        PURCHASED
-------------------------------------------
      1            $ 7.50          100
      2            $ 5.00          150
      3            $10.00          75
      4            $ 7.50          100
      5            $ 5.00          150
      6            $ 7.50          100
-------------------------------------------

     You paid an average price of only $6.67 per Accumulation Unit over six quarters, while the average market price actually was $7.08. By investing an equal amount of money each month, you automatically buy more Accumulation Units when the market price is low and fewer Accumulation Units when the market price is high. This example is for illustrative purposes only.

ASSET ALLOCATION REBALANCING

Earnings in your contract may cause the percentage of your investment in each investment option to differ from your original allocations. The Automatic Asset Rebalancing program addresses this situation. At your election, we periodically rebalance your investments to return your allocations to their original percentages. Asset rebalancing typically involves shifting a portion of your money out of an investment option with a higher return into an investment option with a lower return.

At your request, rebalancing occurs on a quarterly, semiannual or annual basis. Transfers made as a result of rebalancing do not count against your 15 free transfers for the contract year.

We reserve the right to modify, suspend or terminate this program at any time.

     EXAMPLE:

     Assume that you want your initial Purchase Payment split between two Variable Portfolios. You want 50% in the Corporate Bond Portfolio and 50% in the Growth Portfolio. Over the next calendar quarter, the bond market does very well while the stock market performs poorly. At the end of the calendar quarter, the Corporate Bond Portfolio now represents 60% of your holdings because it has increased in value and the Growth Portfolio represents 40% of your holdings. If you had chosen quarterly rebalancing, on the last day of that quarter, we would sell some of your units in the Corporate Bond Portfolio to bring its holdings back to 50% and use the money to buy more units in the Growth Portfolio to increase those holdings to 50%.

PRINCIPAL ADVANTAGE PROGRAM

The Principal Advantage Program allows you to invest in one or more Variable Portfolios without putting your principal at direct risk. The program accomplishes this by allocating your investment strategically between the fixed account options and Variable Portfolios. You decide how much you want to invest and approximately when you want a return of principal. We calculate how much of your Purchase Payment to allocate to the particular fixed account option to ensure that it grows to an amount equal to your total principal invested under this program. We invest the rest of your principal in the Variable Portfolio(s) of your choice.

We reserve the right to modify, suspend or terminate this program at any time.

     EXAMPLE:

     Assume that you want to allocate a portion of your initial Purchase Payment of $100,000 to the fixed account option. You want the amount allocated to the fixed account option to grow to $100,000 in 7 years. If the 7-year fixed account option is offering a 5% interest rate, we will allocate $71,069 to the 7-year fixed account option to ensure that this amount will grow to $100,000 at the end of the 7-year period. The remaining $28,931 may be allocated among the Variable Portfolios, as determined by you, to provide opportunity for greater growth.

VOTING RIGHTS

First SunAmerica is the legal owner of the Trusts' shares. However, when a Variable Portfolio solicits proxies in conjunction with a vote of shareholders, we must obtain your instructions on how to vote those shares. We vote all of the shares we own in proportion to your instructions. This includes any shares we own on our own behalf. Should we determine that we are no longer required to comply with these rules, we will vote the shares in our own right.

SUBSTITUTION

If Variable Portfolios become unavailable for investment, we may be required to substitute shares of another Variable Portfolio. We will seek prior approval of the SEC and give you notice before substituting shares.

----------------------------------------------------------------
----------------------------------------------------------------
                              ACCESS TO YOUR MONEY
----------------------------------------------------------------
----------------------------------------------------------------

You can access money in your contract in two ways:

     - by making a partial or total withdrawal, and/or;

     - by receiving income payments during the Income Phase. SEE INCOME OPTIONS ON PAGE 12.

Generally, we deduct a withdrawal charge applicable to any total or partial withdrawal and a MVA against withdrawals from the 3, 5, 7 or 10 year fixed account options. If you withdraw your entire contract value, we also deduct a contract maintenance fee. SEE EXPENSES ON PAGE 11.

Your contract provides for a free withdrawal amount. A free withdrawal amount is the portion of your account that we allow you to take out each year without being charged a withdrawal charge.

Purchase Payments that are no longer subject to a withdrawal charge and not previously withdrawn, plus earnings, may be withdrawn free of a withdrawal charge at any time.

After the first year, you may withdraw the greater of the following amounts free of a withdrawal charge: (1) earnings in your contract as of the date you make the withdrawal; or (2) 10% of the Purchase Payments you invested for at least one year and not yet withdrawn, less any previous earnings withdrawals or systematic withdrawals that year.

Only your first withdrawal of the year is free. If you do not take the entire free amount available to you at that first withdrawal, you will forfeit the opportunity to withdraw that money free of the withdrawal charge for that year.

The portion of a free withdrawal which exceeds the sum of: (1) earnings in the contract and (2) Purchase Payments which are both no longer subject to the withdrawal charge schedule and not yet withdrawn is assumed to be a withdrawal against future earnings. Although amounts withdrawn free of a withdrawal charge under the 10% provision may reduce principal for purposes of calculating amounts available for future withdrawals of earnings, they do not reduce the amount you invested for purposes of calculating the withdrawal charge if you withdraw your entire contract value.

However, upon a future full surrender of your contract, we will recoup any surrender charges which would have been applicable due if your free withdrawal(s) had not been free.
We calculate charges due on a total withdrawal on the day after we receive your request and your contract. We return to you your contract value less any applicable fees and charges.

Under most circumstances, the partial withdrawals minimum is $1,000. We require that the value left in any investment option be at least $100, after the withdrawal. You must send a written withdrawal request. Unless you provide us with different instructions, partial withdrawals will be made pro rata from each Variable Portfolio and the fixed in account option in which your contract is invested.

Under certain Qualified plans, access to the money in your contract may be restricted. Additionally, withdrawals made prior to age 59 1/2 may result in a 10% IRS penalty tax. SEE TAXES ON PAGE 14.

We may be required to suspend or postpone the payment of a withdrawal for any period of time when: (1) the NYSE is closed (other than a customary weekend and holiday closings); (2) trading with the NYSE is restricted; (3) an emergency exists such that disposal of or determination of the value of shares of the Variable Portfolios is not reasonably practicable; (4) the SEC, by order, so permits for the protection of contract owners.

Additionally, we reserve the right to defer payments for a withdrawal from a fixed account in option. Such deferrals are limited to no longer than six months.

SYSTEMATIC WITHDRAWAL PROGRAM

During the Accumulation Phase, you may elect to receive periodic income payments under the systematic withdrawal program. Under the program, you may choose to take monthly, quarterly, semi-annual or annual payments from your contract. Electronic transfer of these funds to your bank account is also available. The minimum amount of each withdrawal is $250. There must be at least $500 remaining in your contract at all times. Withdrawals may be taxable and a 10% IRS penalty tax may apply if you are under age 59 1/2. There is no additional charge for participating in this program, although a withdrawal charge and/or MVA may apply.

The program is not available to everyone. Please check with our Annuity Service Center, which can provide the necessary enrollment forms. We reserve the right to modify, suspend or terminate this program at any time.

MINIMUM CONTRACT VALUE

Where permitted by state law, we may terminate your contract if both of the following occur: (1) your contract is less than $500 as a result of withdrawals; and (2) you have not made any Purchase Payments during the past three years. We will provide you with sixty days written notice. At the end of the notice period, we will distribute the contract's remaining value to you.

----------------------------------------------------------------
----------------------------------------------------------------
                                  DEATH BENEFIT
----------------------------------------------------------------
----------------------------------------------------------------

If you die during the Accumulation Phase of your contract, we pay a death benefit to your Beneficiary.

For contracts issued prior to April 28, 1997 the death benefit is the greater of:

     1. the value of your contract at the time we receive satisfactory proof of death; or

     2. total Purchase Payments less any withdrawals (and any fees or charges applicable to such withdrawals); or

     3. after your seventh contract anniversary, the value of your contract on the day before your last contract anniversary, plus any Purchase Payments and less any withdrawals (and any fees or charges applicable to such withdrawals), since that anniversary; or

     4. the death benefit on the day before your last contract anniversary, plus any Purchase Payments less any withdrawals (and any fees or charges applicable to such withdrawals) since that date.

For contracts issued on or after April 28, 1997, the death benefit is the greater of:

     1. the value of your contract at the time we receive satisfactory proof of death; or

     2. total Purchase Payments less any withdrawals (and any fees or charges applicable to such withdrawals); or

     3. the maximum of the anniversary values up to your 81st birthday. The anniversary value is equal to the value of your contract on each contract anniversary, plus any Purchase Payments and less any withdrawals (and any fees or charges applicable to such withdrawals) since that anniversary.

We do not pay the death benefit if you die after you switch to the Income Phase. However, if you die during the Income Phase, your Beneficiary receives any remaining guaranteed income payments in accordance with the income option you selected. SEE INCOME OPTIONS ON PAGE 12.

You name your Beneficiary. You may change the Beneficiary at any time, unless you previously made an irrevocable Beneficiary designation.

We pay the death benefit when we receive satisfactory proof of death. We consider the following satisfactory proof of death:

     1. a certified copy of the death certificate; or

     2. a certified copy of a decree of a court of competent jurisdiction as to the finding of death; or
     3. a written statement by a medical doctor who attended the deceased at the time of death; or

     4. any other proof satisfactory to us.

We may require additional proof before we pay the death benefit.

The death benefit payment must begin immediately upon receipt of all necessary documents. In any event, the death benefit must be paid within 5 years of the date of death unless the Beneficiary elects to have it payable in the form of an income option. If the Beneficiary elects an income option, it must be paid over the Beneficiary's lifetime or for a period not extending beyond the Beneficiary's life expectancy. Payments must begin within one year of your death.

If the Beneficiary is the spouse of a deceased owner, he or she can elect to continue the Contract at the then current value. If the Beneficiary/spouse continues the contract, we do not pay a death benefit to him or her.

If a Beneficiary does not elect a specific form of pay out within 60 days of our receipt of proof of death, we pay a lump sum death benefit to the Beneficiary.

----------------------------------------------------------------
----------------------------------------------------------------
                                    EXPENSES
----------------------------------------------------------------
----------------------------------------------------------------

There are charges and expenses associated with your contract. These charges and expenses reduce your investment return. We will not increase the contract maintenance fee or the insurance and withdrawal charges under your contract. However, the investment charges under your contract may increase or decrease.

INSURANCE CHARGES

The amount of this charge is 1.52% annually, of the value of your contract invested in the Variable Portfolios. We deduct the charge daily.

The insurance charge compensates us for the mortality and expense risks and the costs of contract distribution assumed by First SunAmerica.

If these charges do not cover all of our expenses, we will pay the difference. Likewise, if these charges exceed our expenses, we will keep the difference.

WITHDRAWAL CHARGES

The contract provides a free withdrawal amount every year. SEE ACCESS TO YOUR MONEY ON PAGE 10. If you take money out in excess of the free withdrawal amount, and upon a full surrender, you may incur a withdrawal charge.

We apply a withdrawal charge against each Purchase Payment you put into the contract. After a Purchase Payment has been in the contract for 7 complete years, no withdrawal charge applies. The withdrawal charge equals a percentage of the Purchase Payment you take out of the contract. The withdrawal charge percentage declines each year a Purchase Payment is in the contract, as follows:

-------------------------------------------------------------------
           Year               1    2    3    4    5    6    7    8
-------------------------------------------------------------------
     WITHDRAWAL CHARGE       7%   6%   5%   4%   3%   2%   1%   0%
-------------------------------------------------------------------

When calculating the withdrawal charge, we treat withdrawals as coming first from the Purchase Payments that have been in your contract the longest. However, for tax purposes, your withdrawals are considered earnings first, then Purchase Payments.

Whenever possible, we deduct the withdrawal charge from the money remaining in your contract. If you withdraw all of your contract value, we deduct any applicable withdrawal charges from the amount withdrawn.

We will not assess a withdrawal charge for money withdrawn to pay a death benefit or to pay contract fees or charges. Additionally, we will not assess a withdrawal charge when you switch to the Income Phase.

Withdrawals made prior to age 59 1/2 may result in tax penalties. SEE TAXES ON PAGE 14.

INVESTMENT CHARGES

Charges are deducted from your Variable Portfolios for the advisory and other expenses of the Variable Portfolios. THE FEE TABLES LOCATED AT PAGE 3 illustrate these charges and expenses. For more detailed information on these investment charges, refer to the prospectuses for the Trusts, enclosed or attached.

CONTRACT MAINTENANCE FEE

During the Accumulation Phase, we subtract a contract maintenance fee from your account once per year. This charge compensates us for the cost of contract administration. We deduct the $30 contract maintenance fee from your account value on your contract anniversary. If you withdraw your entire contract value, we deduct the fee from that withdrawal.

If your contract value is $50,000 or more on your contract anniversary date, we will waive the charge. This waiver is subject to change without notice.

TRANSFER FEE

We currently permit 15 free transfers between investment options each contract year. We charge you $25 for each additional transfer that contract year. SEE INVESTMENT OPTIONS ON PAGE 6.

INCOME TAXES

We do not currently deduct income taxes from your contract. We reserve the right to do so in the future.

REDUCTION OR ELIMINATION OF CHARGES AND EXPENSES, AND ADDITIONAL AMOUNTS
CREDITED
Sometimes sales of the contracts to groups of similarly situated individuals may lower our administrative and/or sales expenses. We reserve the right to reduce or waive certain charges and expenses when this type of sale occurs. In addition, we may also credit additional interest to policies sold to such groups. We determine which groups are eligible for such treatment. Some of the criteria we evaluate to make a determination are: size of the group; amount of expected Purchase Payments; relationship existing between us and prospective purchaser; nature of the purchase; length of time a group of contracts is expected to remain active; purpose of the purchase and whether that purpose increases the likelihood that our expenses will be reduced; and/or any other factors that we believe indicate that administrative and/or sales expenses may be reduced.

First SunAmerica may make such a determination regarding sales to its employees, it affiliates' employees and employees of currently contracted broker-dealers; its registered representatives and immediate family members of all of those described.

We reserve the right to change or modify any such determination or the treatment applied to a particular group, at any time.

----------------------------------------------------------------
----------------------------------------------------------------
                                 INCOME OPTIONS
----------------------------------------------------------------
----------------------------------------------------------------

ANNUITY DATE

During the Income Phase, we use the money accumulated in your contract to make regular income payments to you. You may switch to the Income Phase any time after your 2nd contract anniversary. You select the month and year you want income payments to begin. The first day of that month is the Annuity Date. You may change your Annuity Date, so long as you do so at least seven days before the income payments are scheduled to begin. Once you begin receiving income payments, you cannot change your income option. Except as indicated under Option 5 below, once you begin receiving income payments, you cannot otherwise access your money through a withdrawal or surrender.

Income payments must begin on or before your 90th birthday. If you do not choose an Annuity Date, your income payments will automatically begin on this date.

If the Annuity Date is past your 85th birthday, your contract could lose its status as an annuity under Federal tax laws. This may cause you to incur adverse tax consequences.

In addition, most Qualified contracts require you to take minimum distributions after you reach age 70 1/2. SEE TAXES ON PAGE 14.

INCOME OPTIONS

Currently, this Contract offers five income options. If you elect to receive income payments but do not select an option, your income payments will be made in accordance with option 4 for a period of 10 years. For income payments based on joint lives, we pay according to option 3.

We base our calculation of income payments on the life of the Annuitant and the annuity rates set forth in your contract. As the contract owner, you may change the Annuitant at any time prior to the Annuity Date. You must notify us if the Annuitant dies before the Annuity Date and designate a new Annuitant.

     OPTION 1 - LIFE INCOME ANNUITY

This option provides income payments for the life of the Annuitant. Income payments stop when the Annuitant dies.

     OPTION 2 - JOINT AND SURVIVOR LIFE ANNUITY

This option provides income payments for the life of the Annuitant and for the life of another designated person. Upon the death of either person, we will continue to make income payments during the lifetime of the survivor. Income payments stop when the survivor dies.

     OPTION 3 - JOINT AND SURVIVOR LIFE ANNUITY WITH 10 OR 20 YEARS GUARANTEED

This option is similar to option 2 above, with an additional guarantee of payments for at least 10 years. If the Annuitant and the survivor die before all of the guaranteed income payments have been made, the remaining payments are made to the Beneficiary under your contract.

     OPTION 4 - LIFE ANNUITY WITH 10 OR 20 YEARS GUARANTEED

This option is similar to option 1 above. In addition, this option provides a guarantee that income payments will be made for at least 10 or 20 years. You select the number of years. If the Annuitant dies before all guaranteed income payments are made, the remaining income payments go to the Beneficiary under your contract.

     OPTION 5 - INCOME FOR A SPECIFIED PERIOD

This option provides income payments for a guaranteed period ranging from 5 to 30 years. If the Annuitant dies before all the guaranteed income payments are made, the remaining income payments are made to the Beneficiary under your contract. Additionally, if variable income payments are elected under this option, you (or the Beneficiary under the contract if the Annuitant dies prior to all guaranteed payments being made) may redeem the contract value after the Annuity Date. The amount available upon such redemption would be the discounted present value of any remaining guaranteed payments.

The value of an Annuity Unit, regardless of the option chosen, takes into account the Mortality and Expense Risk Charge. Since Option 5 does not contain an element of mortality risk, no benefit is derived from this charge.

Please read the Statement of Additional Information ("SAI") for a more detailed discussion of the income options.

FIXED OR VARIABLE INCOME PAYMENTS

You can choose income payments that are fixed, variable or both. If at the date when income payments begin you are invested in the Variable Portfolios only, your income payments will be variable. If your money is only in fixed accounts at that time, your income payments will be fixed in amount. Further, if you are invested in both fixed and variable investment options when income payments begin, your payments will be fixed and variable. If income payments are fixed, Anchor National guarantees the amount of each payment. If the income payments are variable the amount is not guaranteed.

INCOME PAYMENTS

We make income payments on a monthly, quarterly, semiannual or annual basis. You instruct us to send you a check or to have the payments directly deposited into your bank account. If state law allows, we distribute annuities with a contract value of $5,000 or less in a lump sum. Also, if the selected income option results in income payments of less than $50 per payment, we may decrease the frequency of payments, state law allowing.

If you are invested in the Variable Portfolios after the Annuity date, your income payments vary depending on four things:

     - for life options, your age when payments begin, and;

     - the value of your contract in the Variable Portfolios on the Annuity Date, and;

     - the 3.5% assumed investment rate used in the annuity table for the contract, and;

     - the performance of the Variable Portfolios in which you are invested during the time you receive income payments.

If you are invested in both the fixed account options and the Variable Portfolios after the Annuity Date, the allocation of funds between the fixed and variable options also impacts the amount of your annuity payments.

TRANSFERS DURING THE INCOME PHASE

During the Income Phase, one transfer per month is permitted between the Variable Portfolios. No other transfers are allowed during the Income Phase.

DEFERMENT OF PAYMENTS

We may defer making fixed payments for up to six months, or less if required by law. Interest is credited to you during the deferral period.

----------------------------------------------------------------
----------------------------------------------------------------
                                      TAXES
----------------------------------------------------------------
----------------------------------------------------------------

NOTE: WE PREPARED THE FOLLOWING INFORMATION ON TAXES AS A GENERAL DISCUSSION OF THE SUBJECT. IT IS NOT TAX ADVICE. WE CAUTION YOU TO SEEK COMPETENT TAX ADVICE ABOUT YOUR OWN CIRCUMSTANCES. WE DO NOT GUARANTEE THE TAX STATUS OF YOUR ANNUITY. TAX LAWS CONSTANTLY CHANGE, THEREFORE WE CANNOT GUARANTEE THAT THE INFORMATION CONTAINED HEREIN IS COMPLETE AND/OR ACCURATE.

ANNUITY CONTRACTS IN GENERAL

The Internal Revenue Code ("IRC") provides for special rules regarding the tax treatment of annuity contracts. Generally, taxes on the earnings in your annuity contract are deferred until you take the money out. Qualified retirement investments automatically provide tax deferral regardless of whether the underlying contract is an annuity. Different rules apply depending on how you take the money out and whether your contract is Qualified or Non-qualified.

If you do not purchase your contract under a pension plan, a specially sponsored employer program or an individual retirement account, your contract is referred to as a Non-qualified contract. A Non-qualified contract receives different tax treatment than a Qualified contract. In general, your cost basis in a Non-qualified contract is equal to the Purchase Payments you put into the contract. You have already been taxed on the cost basis in your contract.

If you purchase your contract under a pension plan, a specially sponsored employer program or as an individual retirement account, your contract is referred to as a Qualified contract. Examples of qualified plans are: Individual Retirement Accounts ("IRAs"), Roth IRAs, Tax-Sheltered Annuities (referred to as 403(b) contracts), H.R. 10 Plans (referred to as Keogh Plans) and pension and profit sharing plans, including 401(k) plans. Typically you have not paid any tax on the Purchase Payments used to buy your contract and therefore, you have no cost basis in your contract.

TAX TREATMENT OF DISTRIBUTIONS -
NON-QUALIFIED CONTRACTS

If you make a withdrawal from a Non-qualified contract, the IRC treats such a withdrawal as first coming from the earnings and then as coming from your Purchase Payments. For income payments, any portion of each payment that is considered a return of your Purchase Payment will not be taxed. Withdrawn earnings are treated as income to you and are taxable. The IRC provides for a 10% penalty tax on any earnings that are withdrawn other than in conjunction with the following circumstances: (1) after reaching age 59 1/2; (2) when paid to your Beneficiary after you die; (3) after you become disabled (as defined in the IRC); (4) when paid in a series of substantially equal installments made for your life or for the joint lives of you and you Beneficiary; (5) under an immediate annuity; or (6) which come from Purchase Payments made prior to August 14, 1982.

TAX TREATMENT OF DISTRIBUTIONS - QUALIFIED CONTRACTS

Generally, you have not paid any taxes on the Purchase Payments used to buy a Qualified contract. Any amount of money you take out as a withdrawal or as income payments is taxable income. The IRC further provides for a 10% penalty tax on any withdrawal or income payment paid to you other than in conjunction with the following circumstances: (1) after reaching age 59 1/2; (2) when paid to your Beneficiary after you die; (3) after you become disabled (as defined in the IRC); (4) in a series of substantially equal installments made for your life or for the joint lives of you and your Beneficiary; (5) to the extent such withdrawals do not exceed limitations set by the IRC for amounts paid during the taxable year for medical care; (6) to fund higher education expenses (as defined in IRC); (7) to fund certain first-time home purchase expenses; and, except in the case of an IR; (8) when you separate from service after attaining age 55; and (9) when paid to an alternate payee pursuant to a qualified domestic relations order.

The IRC limits the withdrawal of Purchase Payments from certain Tax-Sheltered Annuities. Withdrawals can only be made when an owner: (1) reaches age 59 1/2;
(2) leaves his or her job; (3) dies; (4) becomes disabled (as defined in the IRC); or (5) experiences a hardship (as defined in the IRC). In the case of hardship, the owner can only withdraw Purchase Payments.

MINIMUM DISTRIBUTIONS

Generally, the IRS requires that you begin taking annual distributions from Qualified annuity contracts by April 1 of the calendar year following the later of (1) the calendar year in which you attain age 70 1/2 or (2) the calendar year in which you retire. Failure to satisfy minimum distribution requirements may result in a tax penalty. You should consult your tax advisor for more information.

DIVERSIFICATION

The IRC imposes certain diversification requirements on the underlying investments for a variable annuity. We believe that each underlying Variable Portfolios' management monitors the Variable Portfolios so as to comply with these requirements. To be treated as a variable annuity for tax purposes, the underlying investments must meet these requirements.

The diversification regulations do not provide guidance as to the circumstances under which you, because of the degree of control you exercise over the underlying investments, and not First SunAmerica, would be considered the owner of the shares of the Variable Portfolios. It is unknown to what extent owners are permitted to select investments, to make transfers among Variable Portfolios or the number and type of Variable Portfolios owners may select from. If any guidance is provided which is considered a new position, then the guidance would generally be applied prospectively. However, if such guidance is considered not to be a new position, it may be applied retroactively. This would mean you, as the owner of the contract, could be treated as the owner of the underlying Variable Portfolios. Due to the uncertainty in this area, we reserve the right to modify the contract in an attempt to maintain favorable tax treatment.

----------------------------------------------------------------
----------------------------------------------------------------
                                   PERFORMANCE
----------------------------------------------------------------
----------------------------------------------------------------

We advertise the Cash Management Portfolio's yield and effective yield. In addition, the other Variable Portfolios advertise total return, gross yield and yield-to-maturity. These figures represent past performance of the Variable Portfolios. These performance numbers do not indicate future results.

When we advertise performance for periods prior to the date the contracts were first issued, we derive the figures from the performance of the corresponding portfolios for the Trusts, if available. We modify these numbers to reflect charges and expenses as if the contract was in existence during the period stated in the advertisement. Figures calculated in this manner do not represent actual historic performance of the particular Variable Portfolio.

Consult the SAI for more detailed information regarding the calculation of performance data. The performance of each Variable Portfolio may also be measured against unmanaged market indices. The indices we use include but are not limited to the Dow Jones Industrial Average, the Standard & Poor's 500, the Russell 1000 Growth Index, the Morgan Stanley Capital International Europe, Australia and Far East Index ("EAFE") and the Morgan Stanley Capital International World Index. We may compare the Variable Portfolios' performance to that of other variable annuities with similar objectives and policies as reported by independent ranking agencies such as Morningstar, Inc., Lipper Analytical Services, Inc. or Variable Annuity Research & Data Service ("VARDS").

First SunAmerica may also advertise the rating and other information assigned to it by independent industry ratings organizations. Some of those organizations are A.M. Best Company ("A.M. Best"), Moody's Investor's Service ("Moody's"), Standard & Poor's Insurance Rating Services ("S&P"), and Duff & Phelps. A.M. Best's and Moody's ratings reflect their current opinion of our financial strength and performance in comparison to others in the life and health insurance industry. S&P's and Duff & Phelps' ratings measure the ability of an insurance company to meet its obligations under insurance policies it issues. These two ratings do not measure the insurer's ability to meet non-policy obligations. Ratings in general do not relate to the performance of the Variable Portfolios.

----------------------------------------------------------------
----------------------------------------------------------------
                                OTHER INFORMATION
----------------------------------------------------------------
----------------------------------------------------------------

FIRST SUNAMERICA

First SunAmerica is a stock life insurance company originally organized under the laws of the state of New York on December 5, 1978.

First SunAmerica and its affiliates, SunAmerica Life Insurance Company, Anchor National Life Insurance Company, CalAmerica Life Insurance Company, SunAmerica National Life Insurance Company, SunAmerica Asset Management, Resources Trust Company, and six broker-dealers, specialize in retirement savings and investment products and services. Business focuses include fixed and variable annuities, mutual funds, premium finance, broker-dealer services and trust administration services.

THE SEPARATE ACCOUNT

First SunAmerica originally established a separate account, FS Variable Separate Account ("separate account"), under New York law on September 9, 1994. The separate account is registered with the SEC as a unit investment trust under the Investment Company Act of 1940, as amended.

First SunAmerica owns the assets in the separate account. However, the assets in the separate account are not chargeable with liabilities arising out of any other business conducted by First SunAmerica. Income gains and losses (realized and unrealized) resulting from assets in the separate account are credited to or charged against the separate account without regard to other income gains or losses of First SunAmerica.

THE GENERAL ACCOUNT

Money allocated to the fixed account options goes into First SunAmerica's general account. The general account consists of all of First SunAmerica's assets other than assets attributable to a separate account. All of the assets in the general account are chargeable with the claims of any First SunAmerica contract holders as well as all of its creditors. The general account funds are invested as permitted under state insurance laws.

DISTRIBUTION OF THE CONTRACT

Registered representatives of broker-dealers sell the contract. We pay commissions to these representatives for the sale of the contracts. We do not expect the total commissions to exceed 7% of your Purchase Payments. We may also pay a bonus to representatives for contracts which stay active for a particular period of time, in addition to standard commissions. We do not deduct commissions paid to registered representatives directly from your Purchase Payments.

From time to time, we may pay or allow additional promotional incentives in the form of cash or other compensation. We reserve the right to offer these additional incentives only to certain broker-dealers that sell or are expected to sell, certain minimum amounts of the contract, or other contracts offered by us. Promotional incentives may change at any time.

SunAmerica Capital Services, Inc., 733 Third Avenue, 4th Floor, New York, New York 10017 distributes the contracts. SunAmerica Capital Services is an affiliate of , a registered as a broker-dealer under the Exchange Act of 1934 and a member of the National Association of Securities Dealers, Inc. No underwriting fees are paid in connection with the distribution of the contracts.

ADMINISTRATION

We are responsible for the administrative servicing of your contract. Please contact our Annuity Service Center at 1-800-99NY-SUN, if you have any comment, question or service request.

We send out transaction confirmations and quarterly statements. It is your responsibility to review these documents carefully and notify us of any inaccuracies immediately. We investigate all inquiries. To the extent that we believe we made an error, we retroactively adjust your contract, provided you notify us within 30 days of receiving the transaction confirmation or quarterly statement. Any other adjustments we deem warranted are made as of the time we receive notice of the error.

YEAR 2000

We rely significantly on computer systems and applications in our daily operations. Many of our systems are not presently year 2000 compliant, which means that because they have historically used only two digits to identify the year in a date, they will fail to distinguish dates in the "2000s" from dates in the "1900s." First SunAmerica's business, financial condition and results of operations could be materially and adversely affected by the failure of our systems and applications (and those operated by third parties interfacing with our systems and applications) to properly operate or manage these dates.

First SunAmerica's parent has a coordinated plan to repair or replace these noncompliant systems and to obtain similar assurances from third parties interfacing with our systems and applications. Both phases of the project are progressing according to plan and we expect to substantially complete them by the end of calendar 1998. We will test both the repaired and replacement systems during calendar 1999. The cost of these changes will be substantially borne by First SunAmerica's affiliates and will not have a material impact on First SunAmerica's results of operations.

In addition, we distributed a year 2000 questionnaire to our significant suppliers, distributors, financial institutions, lessors and others we do business with to evaluate their year 2000 compliance plans and state of readiness and to determine how our systems and applications may be affected by their failure to solve their own year 2000 issues. To date, however, we have only received preliminary feedback from such parties and have not independently confirmed any information received from other parties with respect to the year 2000 issues. Therefore, we cannot assure that such other parties will complete their year 2000 conversions in a timely fashion or will not suffer a year 2000 business disruption that may adversely affect our financial condition and results of operations.

Because we expect to complete our year 2000 conversion prior to any potential disruption to our business, we have not developed a comprehensive year 2000 contingency plan. First SunAmerica closely monitors the progression of its plan for compliance, and if necessary, would devote additional resources to assure the timely completion of our year 2000 plan. If we determine that our business is at material risk of disruption due to the year 2000 issue or anticipate that we will not complete our year 2000 conversion in a timely fashion, we will work to enhance our contingency plans.

The above statements are forward-looking. The costs of our year 2000 conversion, the date which we have set to complete such conversion and the possible risks associated with the year 2000 issue are based on our current estimates and are subject to various uncertainties that could cause the actual results to differ materially from our expectations. Such uncertainties include, among others, our success in identifying systems and applications that are not year 2000 compliant, the nature and amount of programming required to upgrade or replace each of the affected systems and applications, the availability of qualified personnel, consultants and other resources, and the success of the year 2000 conversion efforts of others.

LEGAL PROCEEDINGS

There are no pending legal proceedings affecting the separate account. First SunAmerica and its subsidiaries engage in various kinds of routine litigation. In management's opinion, these matters are not of material importance to their respective total assets nor are they material with respect to the separate account.

OWNERSHIP

The Polaris Variable Annuity is a Flexible Payment Group Deferred Annuity contract. We issue a group contract to a contract holder for the benefit of the participants in the group. As a participant in the group, you will receive a certificate which evidences your ownership. As used in this prospectus, the term contract refers to your certificate. In some states, a Flexible Payment Individual Modified Guaranteed and Variable Deferred Annuity contract is available instead. Such a contract is identical to the contract described in this prospectus, with the exception that we issue it directly to the owner.

CUSTODIAN

State Street Bank and Trust Company, 255 Franklin Street, Boston, Massachusetts 02110, serves as the custodian of the assets of the separate account. First SunAmerica pays State Street Bank for services provided, based on a schedule of fees.

ADDITIONAL INFORMATION

First SunAmerica is subject to the informational requirements of the Securities and Exchange Act of 1934 (as amended). We file reports and other information with the SEC to meet those requirements. You can inspect and copy this information at SEC public facilities at the following locations:

WASHINGTON, DISTRICT OF COLUMBIA
450 Fifth Street, N.W., Room 1024
Washington, D.C. 20549

CHICAGO, ILLINOIS
500 West Madison Street
Chicago, IL 60661

NEW YORK, NEW YORK
7 World Trade Center, 13th Fl.
New York, NY 10048

To obtain copies by mail contact the Washington, D.C. location. After you pay the fees as prescribed by the rules and regulations of the SEC, the required documents are mailed.

Registration statements under the Securities Act of 1933, as amended, related to the contracts offered by this prospectus are on file with the SEC. This prospectus does not contain all of the information contained in the registration statements and its exhibits. For further information regarding the separate account, First SunAmerica and its general account, the Variable Portfolios and the contract, please refer to the registration statement and its exhibits.

The SEC also maintains a website (http://www.sec.gov) that contains the SAI, materials incorporated by reference and other information filed electronically with the SEC by First SunAmerica.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected financial data of the Company should be read in conjunction with the consolidated financial statements and notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations, both of which are included elsewhere herein.

                                                                         YEARS ENDED SEPTEMBER 30,
                                                          --------------------------------------------------------
                 RESULTS OF OPERATIONS                       1998         1997        1996       1995       1994
                 ---------------------                    ----------   ----------   --------   --------   --------
                                                                               (IN THOUSANDS)
Net investment income...................................  $   36,763   $   19,205   $  2,798   $  2,784   $  1,892
Net realized investment gains (losses)..................       4,690        5,020       (539)    (1,348)       445
Fee income..............................................       7,957        3,521        911        606        749
General and administrative expenses.....................      (3,301)      (3,222)    (1,480)    (1,004)    (1,319)
Amortization of deferred acquisition costs..............     (17,120)     (10,386)      (500)      (300)        --
Annual commissions......................................        (348)        (195)       (19)       (33)       (30)
                                                          ----------   ----------   --------   --------   --------
Pretax income...........................................      28,641       13,943      1,171        705      1,737
Income tax expense......................................     (12,106)      (5,090)      (448)      (182)      (655)
                                                          ----------   ----------   --------   --------   --------
Income before cumulative effect of change in accounting
  for income taxes......................................      16,535        8,853        723        523      1,082
Cumulative effect of change in accounting for income
  taxes.................................................          --           --         --         --       (725)
                                                          ----------   ----------   --------   --------   --------
Net income..............................................  $   16,535   $    8,853   $    723   $    523   $    357
                                                          ==========   ==========   ========   ========   ========

                                                                              AT SEPTEMBER 30,
                                                          --------------------------------------------------------
                   FINANCIAL POSITION                        1998         1997        1996       1995       1994
                   ------------------                     ----------   ----------   --------   --------   --------
                                                                               (IN THOUSANDS)
Investments.............................................  $1,554,316   $1,690,232   $153,237   $121,218   $ 78,928
Variable annuity assets held in separate accounts.......     271,865      171,475     68,901     32,760     26,390
Deferred acquisition costs..............................      87,074       96,516     12,127      6,491      5,651
Deferred income taxes...................................          --           --         --         --        886
Other assets............................................      28,905       26,267      2,603      2,688      2,282
                                                          ----------   ----------   --------   --------   --------
          Total assets..................................  $1,942,160   $1,984,490   $236,868   $163,157   $114,137
                                                          ==========   ==========   ========   ========   ========
Reserves for fixed annuity contracts....................  $1,460,856   $1,556,656   $140,613   $106,332   $ 66,881
Variable annuity liabilities related to separate
  accounts..............................................     271,865      171,475     68,901     32,760     26,390
Other reserves, payables and accrued liabilities........      18,013       83,297      2,784      2,003      1,051
Deferred income taxes...................................       5,371        4,984      1,350        244         --
Shareholder's equity....................................     186,055      168,078     23,220     21,818     19,815
                                                          ----------   ----------   --------   --------   --------
          Total liabilities and shareholder's equity....  $1,942,160   $1,984,490   $236,868   $163,157   $114,137
                                                          ==========   ==========   ========   ========   ========

MANAGEMENT DISCUSSION AND ANALYSIS

Management's discussion and analysis of financial condition and results of operations of First SunAmerica Life Insurance Company (the "Company") for the three years in the period ended September 30, 1998 follows. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions readers regarding certain forward-looking statements contained in this report and in any other statements made by, or on behalf of, the Company, whether or not in future filings with the Securities and Exchange Commission (the "SEC"). Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, or other developments. Statements using verbs such as "expect," "anticipate," "believe" or words of similar import generally involve forward-looking statements. Without limiting the foregoing, forward-looking statements include statements which represent the Company's beliefs concerning future levels of sales and redemptions of the Company's products, investment spreads and yields, or the earnings and profitability of the Company's activities.

Forward-looking statements are necessarily based on estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control and many of which are subject to change. These uncertainties and contingencies could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Whether or not actual results differ materially from forward-looking statements may depend on numerous foreseeable and unforeseeable developments. Some may be national in scope, such as general economic conditions, changes in tax law and changes in interest rates. Some may be related to the insurance industry generally, such as pricing competition, regulatory developments and industry consolidation. Others may relate to the Company specifically, such as credit, volatility and other risks associated with the Company's investment portfolio. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the SEC. The Company disclaims any obligation to update forward-looking information.

RESULTS OF OPERATIONS

NET INCOME totaled $16.5 million in 1998, compared with $8.9 million in 1997 and $0.7 million in 1996. On October 31, 1997, John Alden Life Insurance Company of New York ("JANY") was merged with and into the Company. JANY was acquired by SunAmerica Life Insurance Company, the Company's parent, on March 31, 1997 in a transaction accounted for under the purchase method of accounting. Therefore, the results of operations include those of JANY only from the date of acquisition. The income statement for 1998 includes the results of JANY's operations for the full period, and the income statement for 1997 includes JANY's operating results only for the period of April 1, 1997 through September 30, 1997. Consequently, operating results for the fiscal years 1998, 1997 and 1996 are not comparable. On a pro forma basis, using the historical operating results of JANY and assuming the merger had been consummated on October 1, 1995, the beginning of the earliest period presented, net income would have been $12.4 million in 1997 and $6.7 million in 1996.

PRETAX INCOME totaled $28.6 million in 1998, $13.9 million in 1997 and $1.2 million in 1996 and reflect the merger with JANY. The improvement in 1998 over 1997 and the improvement in 1997 over 1996 resulted primarily from increased net investment income and fee income, partially offset by increased amortization of deferred acquisition costs. The improvement in 1997 over 1996 was also due to an increase in net realized investment gains, partially offset by increased general and administrative expenses.

NET INVESTMENT INCOME, which is the spread between the income earned on invested assets and the interest paid on fixed annuities and other interest-bearing liabilities, increased to $36.8 million in 1998 from $19.2 million in 1997 and $2.8 million in 1996. These amounts equal 2.37% on average invested assets (computed on a daily basis) of $1.55 billion in 1998, 2.16% on average invested assets of $887.4 million in 1997 and 2.08% on average invested assets of $134.5 million in 1996. On a pro forma basis, assuming the merger had been consummated on October 1, 1995, net investment income on related average invested assets would have been 2.05% in 1997 and 1.83% in 1996.

Net investment spreads include the effect of income earned on the excess of average invested assets over average interest-bearing liabilities. This excess amounted to $47.3 million in 1998, $21.4 million in 1997 and $13.8 million in 1996. The difference between the Company's yield on average invested assets and the rate paid on average interest-bearing liabilities (the "Spread Difference") was 2.20% in 1998, 2.04% in 1997 and 1.47% in 1996. On a pro forma basis, assuming the merger had been consummated on October 1, 1995, the Spread Difference would have been 1.91% in 1997 and 1.67% in 1996.

Investment income (and the related yields on average invested assets) totaled $117.5 million (7.56%) in 1998, compared with $65.6 million (7.39%) in 1997 and
$10.0 million (7.40%) in 1996. The invested assets associated with the merger included high-grade corporate, government and government/agency bonds and cash and short-term investments, all of which are generally lower yielding than a significant portion of the invested assets that comprise the remainder of the Company's portfolio. On a pro forma basis, assuming the merger had been consummated on October 1, 1995, the yield on related average invested assets would have been 7.37% in 1997 and 7.41% in 1996. Thus, the increased yield in 1998, when compared to the pro forma 1997 and 1996 yields, reflect a partial reallocation of the lower-yielding invested assets into generally higher-yielding asset classes in which the Company has historically invested a portion of its portfolio.

Total interest expense totaled $80.7 million in 1998, $46.4 million in 1997 and $7.2 million in 1996. The average rate paid on all interest-bearing liabilities was 5.36% in 1998, 5.35% in 1997 and 5.93% in 1996. Interest-bearing liabilities averaged $1.51 billion during 1998, $866.0 million during 1997 and $120.6 million during 1996. On a pro forma basis, assuming the merger had been consummated on October 1, 1995, the average rate paid on all interest-bearing liabilities would have been 5.45% in 1997 and 5.47% in 1996.

GROWTH IN AVERAGE INVESTED ASSETS in 1998 over 1997 primarily reflects the impact of the merger. The Company acquired $1.40 billion of invested assets associated with the merger on March 31, 1997.

Average invested assets also increased as a result of sales of the Company's fixed-rate products (including those for the fixed accounts of variable annuity products). Fixed annuity premiums totaled $130.9 million in 1998, compared with $131.7 million in 1997 and $45.4 million in 1996. These amounts represent 8%, 9%, and 43% of the fixed annuity reserve balance at the beginning of the respective periods. On a pro-forma basis, assuming the merger had been consummated on October 1, 1995, fixed annuity premiums would have represented 14% of fixed annuity reserves for 1997 and 1996. These premiums include premiums for the fixed accounts of variable annuities totaling $77.3 million, $68.9 million and $41.2 million, in 1998, 1997 and 1996, respectively.

NET REALIZED INVESTMENT GAINS totaled $4.7 million in 1998, compared to $5.0 million in 1997 and $0.5 million of losses in 1996. Net realized investment gains and losses include impairment writedowns of $0.4 million in 1998, $0.1 million in 1997 and $0.2 million in 1996. Therefore, net gains from sales and redemptions of investments totaled $5.1 million in 1998 and 1997, and net losses from sales of investments totaled $0.3 million in 1996.

The Company sold or redeemed invested assets, principally bonds and notes, aggregating $985.1 million, $634.8 million and $80.0 million in 1998, 1997 and 1996, respectively. Sales of investments result from the active management of the Company's investment portfolio. Because redemptions of investments are generally involuntary and sales of investments are made in both rising and falling interest rate environments, net gains and losses from sales and redemptions of investments fluctuate from period to period, and represent 0.33%, 0.57% and 0.27% of average invested assets for 1998, 1997 and 1996, respectively. Active portfolio management involves the ongoing evaluation of asset sectors, individual securities within the investment portfolio and the reallocation of investments from sectors that are perceived to be relatively overvalued to sectors that are perceived to be relatively undervalued. The intent of the Company's active portfolio management is to maximize total returns on the investment portfolio, taking into account credit, option, liquidity and interest-rate risk.

VARIABLE ANNUITY FEES are based on the market value of assets in separate accounts supporting variable annuity contracts. Such fees totaled $3.6 million in 1998, $1.7 million in 1997 and $0.7 million in 1996. These increased fees reflect growth in average variable annuity assets, due to increased market values, the receipt of variable annuity premiums and net exchanges into the separate accounts from the fixed accounts of variable annuity contracts, partially offset by surrenders. Variable annuity fees represent 1.5% of average variable annuity assets for each of 1998, 1997 and 1996. Variable annuity assets averaged $234.1 million during 1998, $111.8 million during 1997 and $46.2 million during 1996. Variable annuity premiums, which exclude premiums allocated to the fixed accounts of variable annuity products, aggregated $80.2 million in 1998, $56.3 million in 1997 and $28.6 million in 1996. These amounts represent 47%, 82% and 87% of variable annuity reserves at the beginning of the respective periods.

Sales of variable annuity products (which include premiums allocated to the fixed accounts) ("Variable Annuity Product Sales") amounted to $157.5 million, $125.2 million and $69.8 million in 1998, 1997 and 1996, respectively, and primarily reflect sales of the Company's flagship variable annuity, Polaris. Polaris is a multimanager variable annuity that offers investors a choice of 26 variable funds and 7 guaranteed fixed-rate funds. Increases in Variable Annuity Product Sales are due, in part, to market share gains through enhanced distribution efforts and growing consumer demand for flexible retirement savings products that offer a variety of equity, fixed income and guaranteed fixed account investment choices. In recent weeks, subsequent to the Company's fiscal year end, sales of variable annuities have slowed as investors paused to re-evaluate their investment decisions in light of volatile markets. The Company believes that fluctuating market conditions increase the value of financial planning services and make the flexibility and security of variable annuities even more attractive.

The Company has encountered increased competition in the variable annuity marketplace during recent years and anticipates that the market will remain highly competitive for the foreseeable future. Also, from time to time, Federal initiatives are proposed which could affect the taxation of variable annuities and annuities generally.

SURRENDER CHARGES on fixed and variable annuities totaled $4.4 million (including $3.9 million attributable to the merger) in 1998, $1.8 million (including $1.5 million attributable to the merger) in 1997 and $0.2 million in 1996. Surrender charges generally are assessed on annuity withdrawals at declining rates during the first seven years of an annuity contract. Withdrawal payments, which include surrenders and lump-sum annuity benefits, totaled $234.4 million (including $198.3 million attributable to the merger) in 1998, compared with $93.5 million (including $72.9 million attributable to the merger) in 1997 and $12.7 million in 1996. These payments represent 14.0% (15.5% of average fixed annuity reserves associated with the merger), 9.9% and 8.1%, respectively, of average fixed and variable annuity reserves. Withdrawals include variable annuity withdrawals from the separate accounts totaling $12.8 million (5.5% of average variable annuity reserves), $5.3 million (4.8% of average variable annuity reserves) and $2.8 million (6.2% of average variable annuity reserves) in 1998, 1997 and 1996, respectively. Consistent with the assumptions used in connection with the merger, management anticipates that the level of withdrawal payments will continue to reflect higher relative withdrawal rates in the near future because of higher surrenders on the acquired annuity business.

GENERAL AND ADMINISTRATIVE EXPENSES totaled $3.3 million in 1998, compared with $3.2 million in 1997 and $1.5 million in 1996. General and administrative expenses remain closely controlled through a company-wide cost containment program and continue to represent less than 1% of average total assets.

AMORTIZATION OF DEFERRED ACQUISITION COSTS totaled $17.1 million in 1998, compared with $10.4 million in 1997 and $0.5 million in 1996. The increases in amortization primarily reflect the amortization of the deferred acquisition costs attributable to the merger, which aggregated $15.7 million in 1998 and $9.2 million in 1997. Amortization has also increased due to additional fixed and variable annuity sales and the subsequent amortization of related deferred commissions and other direct selling costs.

ANNUAL COMMISSIONS represent renewal commissions paid quarterly in arrears to maintain the persistency of certain of the Company's fixed and variable annuity contracts. Annual commissions totaled $348,000 in 1998, $195,000 in 1997 and $19,000 in 1996. These increases are primarily attributable to the fixed annuity contracts acquired in the merger. Based on current sales, the Company estimates that such annual commissions will increase in future periods.

INCOME TAX EXPENSE totaled $12.1 million in 1998, compared with $5.1 million in 1997 and $0.4 million in 1996, representing effective tax rates of 42% in 1998, 37% in 1997 and 38% in 1996. The increase in the tax rate for 1998 is due to an increase in state income taxes.

FINANCIAL CONDITION AND LIQUIDITY

SHAREHOLDER'S EQUITY increased 10.7% to $186.1 million at September 30, 1998 from $168.1 million at September 30, 1997, due to $16.5 million of net income recorded in 1998 and a $1.4 million increase in net unrealized gains on bonds and notes available for sale.

INVESTED ASSETS at September 30, 1998 totaled $1.55 billion, compared with $1.69 billion at September 30, 1997. The Company manages most of its invested assets internally. The Company's general investment philosophy is to hold fixed-rate assets for long-term investment. Thus, it does not have a trading portfolio. However, the Company has determined that all of its portfolio of bonds and notes (the "Bond Portfolio") is available to be sold in response to changes in market interest rates, changes in relative value of asset sectors and individual securities, changes in prepayment risk, changes in the credit quality outlook for certain securities, and the Company's need for liquidity and other similar factors.

THE BOND PORTFOLIO, which constitutes 84% of the Company's total investment portfolio, had an aggregate fair value that exceeded its amortized cost by $41.2 million at September 30, 1998, compared with an excess of $40.1 million at September 30, 1997.

At September 30, 1998, the Bond Portfolio included $1.26 billion of bonds rated by Standard & Poor's Corporation ("S&P"), Moody's Investors Service ("Moody's"), Duff & Phelps Credit Rating Co. ("DCR"), Fitch Investors Service, L.P. ("Fitch") or the National Association of Insurance Commissioners ("NAIC"), and $43.9 million of bonds rated by the Company pursuant to statutory ratings guidelines established by the NAIC. At September 30, 1998, approximately $1.21 billion of the Bond Portfolio was investment grade, including $473.1 million of U.S. government/agency securities and mortgage-backed securities ("MBSs").

At September 30, 1998, the Bond Portfolio included $97.0 million of bonds that were not investment grade. These non-investment-grade bonds accounted for 5.0% of the Company's total assets and 6.2% of its invested assets.

Non-investment-grade securities generally provide higher yields and involve greater risks than investment-grade securities because their issuers typically are more highly leveraged and more vulnerable to adverse economic conditions than investment-grade issuers. In addition, the trading market for these securities is usually more limited than for investment-grade securities. The Company had no material concentrations of non-investment-grade securities at September 30, 1998.

The table on the following page summarizes the Company's rated bonds by rating classification as of September 30, 1998.

                      RATED BONDS BY RATING CLASSIFICATION
                             (DOLLARS IN THOUSANDS)

                                                          ISSUES NOT RATED BY S&P/MOODY'S/
         ISSUES RATED BY S&P/MOODY'S/DCR/FITCH              DCR/FITCH, BY NAIC CATEGORY                     TOTAL
-------------------------------------------------------   --------------------------------   ------------------------------------
        S&P/(MOODY'S)/                       ESTIMATED      NAIC                 ESTIMATED                ESTIMATED    PERCENT OF
        [DCR]/HFITCHJ           AMORTIZED       FAIR      CATEGORY   AMORTIZED     FAIR      AMORTIZED       FAIR       INVESTED
         CATEGORY(1)               COST        VALUE        (2)        COST        VALUE        COST        VALUE        ASSETS
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
AAA to A-
  (Aaa to A3)
  [AAA to A-]
  HAAA to A-J.................  $ 799,118    $  836,749          1   $126,037    $131,370    $ 925,155    $  968,118     62.29%
BBB+ to BBB-
  (Baa1 to Baa3)
  [BBB+ to BBB-]
  HBBB+ to BBB-J..............    198,754       206,663          2     31,288      32,046      230,042       238,709     15.36
BB+ to BB-
  (Ba1 to Ba3)
  [BB+ to BB-]
  HBB+ to BB-J................      2,493         2,125          3      2,386       2,342        4,879         4,467      0.29
B+ to B-
  (B1 to B3)
  [B+ to B-]
  HB+ to B-J..................     93,809        84,775          4      5,568       4,850       99,377        89,625      5.77
CCC+ to C
  (Caa to C)
  [CCC]
  HCCC+ to C-J................        250           215          5      3,000       2,738        3,250         2,953      0.19
C1 to D
  [DD]
  HDJ.........................         --            --          6         --          --           --            --        --
                                ----------   ----------              --------    --------    ----------   ----------
Total rated issues............  $1,094,424   $1,130,527              $168,279    $173,346    $1,262,703   $1,303,872
                                ==========   ==========              ========    ========    ==========   ==========

(1) S&P and Fitch rate debt securities in rating categories ranging from AAA (the highest) to D (in payment default). A plus (+) or minus (-) indicates the debt's relative standing within the rating category. A security rated BBB- or higher is considered investment grade. Moody's rates debt securities in rating categories ranging from Aaa (the highest) to C (extremely poor prospects of ever attaining any real investment standing). The number 1, 2 or 3 (with 1 the highest and 3 the lowest) indicates the debt's relative standing within the rating category. A security rated Baa3 or higher is considered investment grade. DCR rates debt securities in rating categories ranging from AAA (the highest) to DD (in payment default). A plus (+) or minus (-) indicates the debt's relative standing within the rating category. A security rated BBB- or higher is considered investment grade. Issues are categorized based on the highest of the S&P, Moody's, DCR and Fitch ratings if rated by multiple agencies.
(2) Bonds and short-term promissory instruments are divided into six quality categories for NAIC rating purposes, ranging from 1 (highest) to 5 (lowest) for nondefaulted bonds plus one category, 6, for bonds in or near default. These six categories correspond with the S&P/Moody's/DCR/Fitch rating groups listed above, with categories 1 and 2 considered investment grade. The NAIC categories include $43.9 million of assets that were rated by the Company pursuant to applicable NAIC rating guidelines.

SENIOR SECURED LOANS ("Secured Loans") are included in the Bond Portfolio and aggregated $77.6 million at September 30, 1998. Secured Loans are senior to subordinated debt and equity, and are secured by assets of the issuer. At September 30, 1998, Secured Loans consisted of $58.2 million of publicly traded securities and $19.4 million of privately traded securities. These Secured Loans are composed of loans to 59 borrowers spanning 16 industries, with 30% of these assets concentrated in utilities, 11% concentrated in air transportation and 10% concentrated in business services. No other industry constituted more than 8% of these assets.

While the trading market for the Company's privately traded Secured Loans is more limited than for publicly traded issues, management believes that participation in these transactions has enabled the Company to improve its investment yield. As a result of restrictive financial covenants, these Secured Loans involve greater risk of technical default than do publicly traded investment-grade securities. However, management believes that the risk of loss upon default for these Secured Loans is mitigated by such financial covenants and the collateral values underlying the Secured Loans. The Company's Secured Loans are rated by S&P, Moody's, DCR, Fitch, the NAIC or by the Company, pursuant to comparable statutory ratings guidelines established by the NAIC.

MORTGAGE LOANS aggregated $187.9 million at September 30, 1998 and consisted of 183 commercial first mortgage loans with an average loan balance of approximately $1.0 million, collateralized by properties located in 28 states. Approximately 36% of this portfolio was retail, 26% was office, 15% was industrial, 13% was multifamily residential and 10% was other types. At September 30, 1998, approximately 16%, 15% and 10% of this portfolio was secured by properties located in New York, California and Michigan, respectively, and no more than 8% of this portfolio was secured by properties located in any other single state. At September 30, 1998, there was one mortgage loan with an outstanding balance of $10 million or more, which represented approximately 6% of the portfolio. At September 30, 1998, approximately 31% of the mortgage loan portfolio consisted of loans with balloon payments due before October 1, 2001. During 1998, 1997 and 1996, loans delinquent by more than 90 days, foreclosed loans and restructured loans have not been significant in relation to the total mortgage loan portfolio.

At September 30, 1998, approximately 60% of the mortgage loans were seasoned loans underwritten to the Company's standards and purchased at or near par from other financial institutions. Such loans generally have higher average interest rates than loans that could be originated today. The balance of the mortgage loan portfolio has been originated by the Company under strict underwriting standards. Commercial mortgage loans on properties such as offices, hotels and shopping centers generally represent a higher level of risk than do mortgage loans secured by multifamily residences. This greater risk is due to several factors, including the larger size of such loans and the more immediate effects of general economic conditions on these commercial property types. However, due to the seasoned nature of the Company's mortgage loan portfolio and its strict underwriting standards, the Company believes that it has prudently managed the risk attributable to its mortgage loan portfolio while maintaining attractive yields.

ASSET-LIABILITY MATCHING is utilized by the Company to minimize the risks of interest rate fluctuations and disintermediation. The Company believes that its fixed-rate liabilities should be backed by a portfolio principally composed of fixed-rate investments that generate predictable rates of return. The Company does not have a specific target rate of return. Instead, its rates of return vary over time depending on the current interest rate environment, the slope of the yield curve, the spread at which fixed rate investments are priced over the yield curve, and general economic conditions. Its portfolio strategy is constructed with a view to achieve adequate risk-adjusted returns consistent with its investment objectives of effective asset-liability matching, liquidity and safety. The Company's fixed-rate products incorporate surrender charges or other restrictions in order to encourage persistency. Approximately 90% of the Company's fixed annuity reserves had surrender penalties or other restrictions at September 30, 1998.

As part of its asset-liability matching discipline, the Company conducts detailed computer simulations that model its fixed-rate assets and liabilities under commonly used stress-test interest rate scenarios. With the results of these computer simulations, the Company can measure the potential gain or loss in fair value of its interest-rate sensitive instruments and seek to protect its economic value and achieve a predictable spread between what it earns on its invested assets and what it pays on its liabilities by designing its fixed-rate products and conducting its investment operations to closely match the duration of the fixed-rate assets to that of its fixed-rate liabilities. The Company's fixed-rate assets include: cash and short-term investments; bonds and notes; and mortgage loans. At September 30, 1998, these assets had an aggregate fair value of $1.55 billion with a duration of 4.1. At September 30, 1998, the Company's fixed annuity liabilities had an aggregate fair value (determined by discounting future contractual cash flows by related market rates of interest) of $1.32 billion with a duration of 3.5. The Company's potential exposure due to a relative 10% increase in interest rates from their September 30, 1998 levels is a loss of $7.3 million in fair value of its fixed-rate assets that is not offset by a decrease in the fair value of its fixed-rate liabilities. Because the Company actively manages its assets and liabilities and has strategies in place to minimize its exposure to loss as interest rate changes occur, it expects that actual losses would be less than the estimated potential loss.

Duration is a common option-adjusted measure for the price sensitivity of a fixed-maturity portfolio to changes in interest rates. It measures the approximate percentage change in the market value of a portfolio if interest rates change by 100 basis points, recognizing the changes in cash flows resulting from embedded options such as policy surrenders, investment prepayments and bond calls. It also incorporates the assumption that the Company will continue to utilize its existing strategies of pricing its fixed annuity products, allocating its available cash flow amongst its various investment portfolio sectors and maintaining sufficient levels of liquidity. Because the calculation of duration involves estimation and incorporates assumptions, potential changes in portfolio value indicated by the portfolio's duration will likely be different from the actual changes experienced under given interest rate scenarios, and the differences may be material.

The Company also seeks to provide liquidity from time to time by using reverse repurchase agreements ("Reverse Repos") and by investing in MBSs. It also seeks to enhance its spread income by using Reverse Repos. Reverse Repos involve a sale of securities and an agreement to repurchase the same securities at a later date at an agreed upon price and are generally over-collateralized. MBSs are generally investment-grade securities collateralized by large pools of mortgage loans. MBSs generally pay principal and interest monthly. The amount of principal and interest payments may fluctuate as a result of prepayments of the underlying mortgage loans.

There are risks associated with some of the techniques the Company uses to provide liquidity, enhance its spread income and match its assets and liabilities. The primary risk associated with the Company's Reverse Repos is counterparty risk. The Company believes, however, that the counterparties to its Reverse Repos are financially responsible and that the counterparty risk associated with those transactions is minimal. It is the Company's policy that these agreements are entered into with counterparties who have a debt rating of A/A2 or better from both S&P and Moody's. The Company continually monitors its credit exposure with respect to those agreements. The primary risk associated with MBSs is that a changing interest rate environment might cause prepayment of the underlying obligations at speeds slower or faster than anticipated at the time of their purchase. As part of its decision to purchase an MBS, the Company assesses the risk of prepayment by analyzing the security's projected performance over an array of interest-rate scenarios. Once an MBS is purchased, the Company monitors its actual prepayment experience monthly to reassess the relative attractiveness of the security with the intent to maximize total return.

INVESTED ASSETS EVALUATION is routinely conducted by the Company. Management identifies monthly those investments that require additional monitoring and carefully reviews the carrying values of such investments at least quarterly to determine whether specific investments should be placed on a nonaccrual basis and to determine declines in value that may be other than temporary. In making these reviews for bonds, management principally considers the adequacy of any collateral, compliance with contractual covenants, the borrower's recent financial performance, news reports and other externally generated information concerning the creditor's affairs. In the case of publicly traded bonds, management also considers market value quotations, if available. For mortgage loans, management generally considers information concerning the mortgaged property and, among other things, factors impacting the current and expected payment status of the loan and, if available, the current fair value of the underlying collateral.

The carrying values of investments that are determined to have declines in value that are other than temporary are reduced to net realizable value and, in the case of bonds, no further accruals of interest are made. The provisions for impairment on mortgage loans are based on losses expected by management to be realized on transfers of mortgage loans to real estate, on the disposition and settlement of mortgage loans and on mortgage loans that management believes may not be collectible in full. Accrual of interest is suspended when principal and interest payments on mortgage loans are past due more than 90 days.

DEFAULTED INVESTMENTS, comprising all investments that are in default as to the payment of principal or interest, totaled $1.2 million of mortgage loans at September 30, 1998, and constituted 0.1% of total invested assets. At September 30, 1997, defaulted investments totaled $2.3 million, and constituted 0.1% of total invested assets.

SOURCES OF LIQUIDITY are readily available to the Company in the form of the Company's existing portfolio of cash and short-term investments, Reverse Repo capacity on invested assets and, if required, proceeds from invested asset sales. At September 30, 1998, approximately $1.18 billion of the Company's Bond Portfolio had an aggregate unrealized gain of $52.8 million, while approximately $123.9 million of the Bond Portfolio had an aggregate unrealized loss of $11.7 million. In addition, the Company's investment portfolio currently provides approximately $14.4 million of monthly cash flow from scheduled principal and interest payments. Historically, cash flows from operations and from the sale of the Company's annuity products have been more than sufficient in amount to satisfy the Company's liquidity needs.

Management is aware that prevailing market interest rates may shift significantly and has strategies in place to manage either an increase or decrease in prevailing rates. In a rising interest rate environment, the Company's average cost of funds would increase over time as it prices its new and renewing annuities to maintain a generally competitive market rate. Management would seek to place new funds in investments that were matched in duration to, and higher yielding than, the liabilities assumed. The Company believes that liquidity to fund withdrawals would be available through incoming cash flow, the sale of short-term or floating-rate instruments or Reverse Repos on the Company's substantial MBS segment of the Bond Portfolio, thereby avoiding the sale of fixed-rate assets in an unfavorable bond market.


In a declining rate environment, the Company's cost of funds would decrease over time, reflecting lower interest crediting rates on its fixed annuities. Should increased liquidity be required for withdrawals, the Company believes that a significant portion of its investments could be sold without adverse consequences in light of the general strengthening that would be expected in the bond market.


PROPERTIES


The Company's executive offices and its principal office are in leased premises at 733 Third Avenue, Fourth Floor, New York, New York. The Company, through an affiliate, also leases office space in Los Angeles, California, and in Woodland Hills, California.


First SunAmerica believes that such properties, including the equipment located therein, are suitable and adequate to meet the requirements of the Company's businesses.

DIRECTORS AND OFFICERS

The directors and principal officers of Anchor National as of December 22, 1998 are listed below, together with information as to their ages, dates of election and principal business occupations during the last five years (if other than their present business occupations).

                                                                              YEAR
                                               PRESENT                       ASSUMED
        NAME           AGE                   POSITION(S)                   POSITION(S)
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
Eli Broad*             65    Chairman, Chief Executive                        1994
                             Officer and President of the Company
                             Chairman, Chief Executive Officer and            1986
                             President of SunAmerica Inc. ("SAI")
--------------------------------------------------------------------------------------
Jay S. Wintrob*        41    Executive Vice President of the Company          1991
                             Vice Chairman and Chief Operating Officer of     1998
                             SAI
--------------------------------------------------------------------------------------
James R. Belardi*      41    Senior Vice President of the Company             1992
                             Executive Vice President of SAI                  1995
--------------------------------------------------------------------------------------
Jana Waring Greer*     46    Senior Vice President of the Company and SAI     1991
--------------------------------------------------------------------------------------
Scott L. Robinson*     52    Senior Vice President of the Company             1991
                             Senior Vice President and Controller of SAI      1991
--------------------------------------------------------------------------------------
James Rowan*           36    Senior Vice President of the Company             1996
                             Senior Vice President of SAI                     1995
--------------------------------------------------------------------------------------
Susan L. Harris*       41    Senior Vice President and Secretary of the       1994
                             Company
                             Senior Vice President, General Counsel and       1995
                             Secretary of SAI
--------------------------------------------------------------------------------------
David W. Ferguson      45    Director                                         1987
--------------------------------------------------------------------------------------
Thomas A. Harnett      74    Director                                         1987
--------------------------------------------------------------------------------------
Peter McMillan, III    41    Director                                         1994
--------------------------------------------------------------------------------------
Margery K. Neale       39    Director                                         1996
--------------------------------------------------------------------------------------
Lester Pollack         65    Director                                         1987
--------------------------------------------------------------------------------------
Richard D. Rohr        72    Director                                         1987
--------------------------------------------------------------------------------------
N. Scott Gillis        45    Senior Vice President and Controller of the      1994
                             Company
                             Vice President of SAI                            1997
--------------------------------------------------------------------------------------
Edwin R. Reoliquio     41    Senior Vice President and Chief Actuary of       1995
                             the Company
--------------------------------------------------------------------------------------
Victor E. Akin         34    Senior Vice President of the Company             1996
--------------------------------------------------------------------------------------
David R. Bechtel       31    Vice President and Treasurer of the              1998
                             Company
                             Vice President and Treasurer of SAI              1998
--------------------------------------------------------------------------------------
Keith B. Jones         47    Vice President of the Company                    1992
--------------------------------------------------------------------------------------
Michael L. Lindquist   45    Vice President of the Company                    1993
--------------------------------------------------------------------------------------
Gregory M. Outcalt     36    Vice President of the Company                    1993
--------------------------------------------------------------------------------------
Scott H. Richland      36    Vice President of the Company                    1994
                             Senior Vice President of SAI                     1997
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

                                      OTHER POSITIONS AND
                                         OTHER BUSINESS
                                       EXPERIENCE WITHIN
        NAME                           LAST FIVE YEARS**                    FROM-TO
-------------------------------------------------------------------------------------
Eli Broad*             Cofounded SAI in 1957
--------------------------------------------------------------------------------------
Jay S. Wintrob*        (Joined SAI in 1987)
--------------------------------------------------------------------------------------
James R. Belardi*      (Joined SAI in 1986)
--------------------------------------------------------------------------------------
Jana Waring Greer*     (Joined SAI in 1974)
--------------------------------------------------------------------------------------
Scott L. Robinson*     (Joined SAI in 1978)
--------------------------------------------------------------------------------------
James Rowan*           Vice President of SAI                               1993-1995
                       (Joined SAI in 1992)
--------------------------------------------------------------------------------------
Susan L. Harris*       Vice President, General Counsel-Corporate Affairs   1994-1995
                       and Secretary of SAI
                       Vice President, Associate General Counsel and       1989-1994
                       Secretary of SAI (Joined SAI in 1985)
--------------------------------------------------------------------------------------
David W. Ferguson      Partner, Davis Polk & Wardwell                      1980 to
                                                                           present
--------------------------------------------------------------------------------------
Thomas A. Harnett      Partner, Lane & Mitterdorf, LLP                     1989 to
                                                                           present
--------------------------------------------------------------------------------------
Peter McMillan, III    Executive Vice President and Chief Investment       1994-1998
                       Officer of SunAmerica Investments Inc. (DE)
                       Senior Vice President, SunAmerica Investments Inc.  1989-1994
                       (DE)
--------------------------------------------------------------------------------------
Margery K. Neale       Partner, Swidler, Berlin, Shereff & Friedman, LLP   1990 to
                                                                           present
--------------------------------------------------------------------------------------
Lester Pollack         Chief Executive Officer, Centre Partners, L.P.      1986 to
                                                                           present
                       Managing Partner, Lazard Freres & Co.               1986 to
                                                                           present
                       Senior Managing Director, Corporate                 1988 to
                       Advisors, L.P.                                      present
--------------------------------------------------------------------------------------
Richard D. Rohr        Partner, Bodman, Longley & Dahling                  1958 to
                                                                           present
--------------------------------------------------------------------------------------
N. Scott Gillis        Vice President and Controller, SunAmerica Life      1989-1994
                       Companies ("SLC")
                       (Joined SAI in 1985)
--------------------------------------------------------------------------------------
Edwin R. Reoliquio     Vice President and Actuary, SLC                     1990-1995
--------------------------------------------------------------------------------------
Victor E. Akin         Vice President, SLC                                 1995-1996
                       Director, Product Development, SLC                  1994-1995
                       Manager, Business Development, SLC                  1993-1994
--------------------------------------------------------------------------------------
David R. Bechtel       Vice President, Deutsche Morgan Grenfell, Inc.      1996-1998
                       Associate, UBS Securities LLC                       1995-1996
                       Associate, Wachtell Lipton Rosen & Katz                  1994
                       Associate, Wells Fargo Nikko Investment Advisers    1993-1994
--------------------------------------------------------------------------------------
Keith B. Jones         (Joined SAI in 1986)
--------------------------------------------------------------------------------------
Michael L. Lindquist   (Joined SAI in 1983)
--------------------------------------------------------------------------------------
Gregory M. Outcalt     (Joined SAI in 1986)
--------------------------------------------------------------------------------------
Scott H. Richland      Senior Vice President and Treasurer of SAI          1997-1998
                       Vice President and Treasurer of SAI                 1995-1997
                       Vice President and Assistant Treasurer of SAI       1994-1995
                       Assistant Treasurer of SAI                          1993-1994
                       (Joined SAI in 1990)
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

 * Also serves as director.

** Unless otherwise indicated, officers and positions are with SunAmerica, Inc.

EXECUTIVE COMPENSATION

All of the executive officers of the Company also serve as employees of SunAmerica Inc. or its affiliates and receive no compensation directly from the Company. Some of the officers also serve as officers of other companies affiliated with the Company. Allocations have been made as to each individual's time devoted to his or her duties as an executive officer of the Company. No executive officer of the Company earned allocated cash compensation in excess of $100,000. Eli Broad, Chairman, Chief Executive Officer and President of the Company, earned allocated cash compensation of $66,035.

Directors of the Company who are also employees of SunAmerica Inc. or its affiliates receive no compensation in addition to their compensation as employees of SunAmerica Inc. or its affiliates.

SECURITY OWNERSHIP OF OWNERS AND MANAGEMENT

No shares of the Company are owned by any executive officer or director. The Company is an indirect wholly owned subsidiary of SunAmerica Inc. Except for Mr. Broad, the percentage of shares of SunAmerica Inc. beneficially owned by any director does not exceed one percent of the class outstanding. At November 30, 1998, Mr. Broad was the beneficial owner of 13,015,360 shares of Common Stock of SunAmerica Inc. (approximately 6.4% of the class outstanding) and 13,340,591 shares of Nontransferable Class B Common Stock of SunAmerica Inc. (approximately 8.2% of the class outstanding). Of the Common Stock, 1,053,738 shares represent restricted shares granted under the Company's employee stock plans as to which Mr. Broad has no investment power; and 9,283,050 shares represent employee stock options held by Mr. Broad which are or will become exercisable on or before January 30, 1999 and as to which he has no voting or investment power. Of the Nontransferable Class B Common Stock, 12,284,360 shares are held directly by Mr. Broad and 1,056,231 shares are registered in the name of a corporation as to which Mr. Broad exercises sole voting and dispositive powers. At November 30, 1998, all directors and officers as a group beneficially owned 16,027,507 shares of Common Stock (approximately 8% of the class outstanding) and 13,340,591 shares of Nontransferable Class B Common Stock (approximately 82% of the class outstanding).

REGULATION

First SunAmerica is subject to regulation and supervision by the insurance regulatory agencies of the states in which it is authorized to transact business. State insurance laws establish supervisory agencies with broad administrative and supervisory powers. Principal among these powers are granting and revoking licenses to transact business, regulating marketing and other trade practices, operating guaranty associations, licensing agents, approving policy forms, regulating certain premium rates, regulating insurance holding company systems, establishing reserve requirements, prescribing the form and content of required financial statements and reports, performing financial, market conduct and other examinations, determining the reasonableness and adequacy of statutory capital and surplus, defining acceptable accounting principles, regulating the type, valuation and amount of investments permitted, and limiting the amount of dividends that can be paid and the size of transactions that can be consummated without first obtaining regulatory approval.

During the last decade, the insurance regulatory framework has been placed under increased scrutiny by various states, the federal government and the NAIC. Various states have considered or enacted legislation that changes, and in many cases increases, the states' authority to regulate insurance companies. Legislation has been introduced from time to time in Congress that could result in the federal government assuming some role in the regulation of insurance companies or allowing combinations between insurance companies, banks and other entities. In recent years, the NAIC has approved and recommended to the states for adoption and implementation several regulatory initiatives designed to reduce the risk of insurance company insolvencies and market conduct violations. These initiatives include investment reserve requirements, risk-based capital standards, codification of insurance accounting principles, new investment standards and restrictions on an insurance company's ability to pay dividends to its stockholders. The NAIC is also currently developing model laws relating to product design and illustrations for annuity products. Current proposals are still being debated and we are monitoring developments in this area and the effects any changes would have on us.

SunAmerica Asset Management is registered with the SEC as a registered investment advisor under the Investment Advisors Act of 1940. The mutual funds that it markets are subject to regulation under the Investment Company Act of 1940. SunAmerica Asset Management and the mutual funds are subject to regulation and examination by the SEC. In addition, variable annuities and the related separate accounts of the Company are subject to regulation by the SEC under the Securities Act of 1933 and the Investment Company Act of 1940.

Our broker-dealer subsidiary is subject to regulation and supervision by the states in which it transacts business, as well as by the SEC and the National Association of Securities Dealers ("NASD"). The NASD has broad administrative and supervisory powers relative to all aspects of business and may examine the subsidiary's business and accounts at any time.

INDEPENDENT ACCOUNTANTS

The financial statements of First SunAmerica as of September 30, 1998 and 1997 and for each of the three years in the period ended September 30, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

----------------------------------------------------------------
----------------------------------------------------------------

                              TABLE OF CONTENTS OF
                      STATEMENT OF ADDITIONAL INFORMATION
----------------------------------------------------------------
----------------------------------------------------------------

Additional information concerning the operations of the separate account is contained in a Statement of Additional Information ("SAI"), which is available without charge upon written request addressed to us at our Annuity Service Center, P.O. Box 54299, Los Angeles, California 90054-0299 or by calling
(800)99NY-SUN. The contents of the SAI are tabulated below.

Separate Account..............................    3
General Account...............................    4
Performance Data..............................    4
Income Payments...............................    9
Annuity Unit Values...........................   10
Taxes.........................................   13
Distribution of Contracts.....................   17
Financial Statements..........................   18

----------------------------------------------------------------
----------------------------------------------------------------

                              FINANCIAL STATEMENTS
----------------------------------------------------------------
----------------------------------------------------------------

The financial statements of First SunAmerica which are included in this prospectus should be considered only as bearing on the ability of the Company to meet its obligations with respect to amounts allocated to the General Account and with respect to the death benefit and the Company's assumption of the mortality and expense risks and the risk that the withdrawal charge will be insufficient to cover the cost of distributing the contracts. They should not be considered as bearing on the investment performance of the Underlying Fund shares held in the Variable Portfolios of the separate account. The value of the interests of owners, participants, Annuitants, payees and Beneficiaries under the variable portion of the contracts is affected primarily by the investment results of the Underlying Funds.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholder of First SunAmerica Life Insurance Company

In our opinion, the accompanying balance sheet and the related income statement and statement of cash flows present fairly, in all material respects, the financial position of First SunAmerica Life Insurance Company (the "Company") at September 30, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 2, the financial statements for the year ended September 30, 1997 have been restated to reflect the merger of John Alden Life Insurance Company of New York ("JANY") with and into the Company. The merger was accounted for similar to a pooling of interests. The income statement for that year includes the operating results of JANY'S for the period from April 1, 1997 (the date of acquisition of JANY by SunAmerica Life Insurance Company, the direct parent of the Company) through September 30, 1997. We have audited the adjustments that were applied to restate the 1997 financial statements. In our opinion, such adjustments are appropriate and have been properly applied to the 1997 financial statements.

PricewaterhouseCoopers LLP
Los Angeles, California
November 9, 1998

                    FIRST SUNAMERICA LIFE INSURANCE COMPANY

                                 BALANCE SHEET

                                                                       SEPTEMBER 30,
                                                              --------------------------------
                                                                   1998              1997
                                                              --------------    --------------
ASSETS
Investments:
  Cash and short-term investments...........................  $   55,679,000    $   50,585,000
  Bonds and notes available for sale at fair value
     (amortized cost: 1998, $1,262,703,000; 1997,
     $1,459,112,000)........................................   1,303,872,000     1,499,253,000
  Mortgage loans............................................     187,906,000       131,117,000
  Other invested assets.....................................       6,859,000         9,277,000
                                                              --------------    --------------
          Total investments.................................   1,554,316,000     1,690,232,000
Variable annuity assets held in separate accounts...........     271,865,000       171,475,000
Accrued investment income...................................      19,853,000        22,243,000
Deferred acquisition costs..................................      87,074,000        96,516,000
Receivable from brokers for sales of securities.............       6,601,000                --
Other assets................................................       2,451,000         4,024,000
                                                              --------------    --------------
          TOTAL ASSETS......................................  $1,942,160,000    $1,984,490,000
                                                              ==============    ==============

LIABILITIES AND SHAREHOLDER'S EQUITY
Reserves, payables and accrued liabilities:
  Reserves for fixed annuity contracts......................  $1,460,856,000    $1,556,656,000
  Payable to brokers for purchases of securities............              --        12,460,000
  Income taxes currently payable............................      10,177,000         2,236,000
  Other liabilities.........................................       7,836,000        68,601,000
                                                              --------------    --------------
          Total reserves, payables and accrued
           liabilities......................................   1,478,869,000     1,639,953,000
                                                              --------------    --------------
Variable annuity liabilities related to separate accounts...     271,865,000       171,475,000
                                                              --------------    --------------
Deferred income taxes.......................................       5,371,000         4,984,000
                                                              --------------    --------------
Shareholder's equity:
  Common Stock..............................................       3,000,000         3,000,000
  Additional paid-in capital................................     144,428,000       144,428,000
  Retained earnings.........................................      31,361,000        14,826,000
  Net unrealized gains on bonds and notes available for
     sale...................................................       7,266,000         5,824,000
                                                              --------------    --------------
          Total shareholder's equity........................     186,055,000       168,078,000
                                                              --------------    --------------
          TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY........  $1,942,160,000    $1,984,490,000
                                                              ==============    ==============

                            See accompanying notes.

                    FIRST SUNAMERICA LIFE INSURANCE COMPANY

                                INCOME STATEMENT

                                                                       YEARS ENDED SEPTEMBER 30,
                                                              -------------------------------------------
                                                                  1998            1997           1996
                                                              ------------    ------------    -----------
Investment income...........................................  $117,496,000    $ 65,559,000    $ 9,957,000
                                                              ------------    ------------    -----------
Interest expense on:
  Fixed annuity contracts...................................   (80,624,000)    (45,765,000)    (7,155,000)
  Senior indebtedness.......................................      (109,000)       (589,000)        (4,000)
                                                              ------------    ------------    -----------
          Total interest expense............................   (80,733,000)    (46,354,000)    (7,159,000)
                                                              ------------    ------------    -----------
NET INVESTMENT INCOME.......................................    36,763,000      19,205,000      2,798,000
                                                              ------------    ------------    -----------
NET REALIZED INVESTMENT GAINS
  (LOSSES)..................................................     4,690,000       5,020,000       (539,000)
                                                              ------------    ------------    -----------
Fee income:
  Variable annuity fees.....................................     3,607,000       1,712,000        690,000
  Surrender charges.........................................     4,350,000       1,809,000        221,000
                                                              ------------    ------------    -----------
          TOTAL FEE INCOME..................................     7,957,000       3,521,000        911,000
                                                              ------------    ------------    -----------
GENERAL AND ADMINISTRATIVE
  EXPENSES..................................................    (3,301,000)     (3,222,000)    (1,480,000)
                                                              ------------    ------------    -----------
AMORTIZATION OF DEFERRED
  ACQUISITION COSTS.........................................   (17,120,000)    (10,386,000)      (500,000)
                                                              ------------    ------------    -----------
ANNUAL COMMISSIONS..........................................      (348,000)       (195,000)       (19,000)
                                                              ------------    ------------    -----------
PRETAX INCOME...............................................    28,641,000      13,943,000      1,171,000
Income tax expense..........................................   (12,106,000)     (5,090,000)      (448,000)
                                                              ------------    ------------    -----------
NET INCOME..................................................  $ 16,535,000    $  8,853,000    $   723,000
                                                              ============    ============    ===========

                            See accompanying notes.

                    FIRST SUNAMERICA LIFE INSURANCE COMPANY

                            STATEMENT OF CASH FLOWS

                                                                        YEARS ENDED SEPTEMBER 30,
                                                              ---------------------------------------------
                                                                  1998            1997            1996
                                                              -------------   -------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $  16,535,000   $   8,853,000   $     723,000
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Interest credited to fixed annuity contracts............     80,624,000      45,765,000       7,155,000
    Net realized investment (gains) losses..................     (4,690,000)     (5,020,000)        539,000
    Accretion of net discounts on investments...............     (1,985,000)     (1,070,000)       (343,000)
    Amortization of goodwill................................         58,000          58,000          58,000
    Provision for deferred income taxes.....................       (389,000)        401,000         740,000
  Change in:
    Deferred acquisition costs..............................      5,642,000      (4,215,000)     (5,736,000)
    Income taxes receivable/payable.........................      7,941,000       2,535,000        (322,000)
  Other, net................................................      8,472,000      (2,289,000)       (254,000)
                                                              -------------   -------------   -------------
NET CASH PROVIDED BY OPERATING ACTIVITIES...................    112,208,000      45,018,000       2,560,000
                                                              -------------   -------------   -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of:
    Bonds and notes.........................................   (761,591,000)   (833,174,000)   (124,681,000)
    Mortgage loans..........................................    (82,256,000)             --              --
    Other investments, excluding short-term investments.....        (11,000)             --              --
  Sales of:
    Bonds and notes.........................................    864,763,000     561,887,000      80,440,000
    Mortgage loans..........................................             --      88,371,000              --
    Other investments, excluding short-term investments.....        494,000         140,000              --
  Redemptions and maturities of:
    Bonds and notes.........................................     81,254,000      51,600,000      11,514,000
    Mortgage loans..........................................     24,501,000      13,535,000       4,736,000
    Other investments, excluding short-term investments.....             --          99,000              --
                                                              -------------   -------------   -------------
NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES............    127,154,000    (117,542,000)    (27,991,000)
                                                              -------------   -------------   -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Premium receipts on fixed annuity contracts...............  $ 130,851,000   $ 131,711,000   $  45,417,000
  Net exchanges from the fixed accounts of variable annuity
    contracts...............................................    (47,852,000)    (22,346,000)     (4,719,000)
  Withdrawal payments on fixed annuity contracts............   (221,629,000)    (88,229,000)     (9,850,000)
  Claims and annuity payments on fixed annuity contracts....    (36,892,000)    (13,774,000)     (3,752,000)
  Capital contributions received............................             --       5,000,000              --
  Net receipts from (repayments of) other short-term
    financings..............................................    (23,970,000)     18,659,000      (1,340,000)
  Cession of non-annuity product lines......................    (34,776,000)             --              --
                                                              -------------   -------------   -------------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES............   (234,268,000)     31,021,000      25,756,000
                                                              -------------   -------------   -------------
NET INCREASE (DECREASE) IN CASH AND SHORT-TERM
  INVESTMENTS...............................................      5,094,000     (41,503,000)        325,000
CASH AND SHORT-TERM INVESTMENTS AT BEGINNING OF PERIOD......     50,585,000       6,707,000       6,382,000
CASH AND SHORT-TERM INVESTMENTS OF MERGED ENTITY AT DATE OF
  MERGER....................................................             --      85,381,000              --
                                                              -------------   -------------   -------------
CASH AND SHORT-TERM INVESTMENTS AT END OF PERIOD............  $  55,679,000   $  50,585,000   $   6,707,000
                                                              =============   =============   =============
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid on indebtedness.............................  $     109,000   $     589,000   $       4,000
                                                              =============   =============   =============
  Net income taxes paid.....................................  $   5,439,000   $   2,154,000   $      30,000
                                                              =============   =============   =============

                            See accompanying notes.

                    FIRST SUNAMERICA LIFE INSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

1.  NATURE OF OPERATIONS

First SunAmerica Life Insurance Company (The "Company") is a wholly-owned indirect subsidiary of SunAmerica Inc. (the "Parent"). The Company is a New York-domiciled life insurance company engaged primarily in the business of selling and administering fixed and variable annuity contracts in the state of New York.

The operations of the Company are influenced by many factors, including general economic conditions, monetary and fiscal policies of the federal government, and policies of state and other regulatory authorities. The level of sales of the Company's financial products is influenced by many factors, including general market rates of interest, strengths, weakness and volatility of equity markets, and terms and conditions of competing financial products. The Company is exposed to the typical risks normally associated with a portfolio of fixed-income securities, namely interest rate, option, liquidity and credit risk. The Company controls its exposure to these risks by, among other things, closely monitoring and matching the duration of its assets and liabilities, monitoring and limiting prepayment and extension risk in its portfolio, maintaining a large percentage of its portfolio in highly liquid securities, and engaging in a disciplined process of underwriting, reviewing and monitoring credit risk. The Company also is exposed to market risk, as market volatility may result in reduced fee income in the case of assets held in separate accounts.

2.  BUSINESS COMBINATION

On March 31, 1997, SunAmerica Life Insurance Company, the direct parent of the Company, completed the acquisition of all of the outstanding stock of John Alden Life Insurance Company of New York ("JANY"). On October 31, 1997, JANY was merged with and into the Company. On the date of acquisition, JANY had assets having an aggregate fair value of $1,536,179,000, composed primarily of invested assets totaling $1,403,807,000. Liabilities assumed in this acquisition totaled $1,411,179,000, including $1,363,764,000 of fixed annuity reserves. An amount equal to the excess of the purchase price over the fair value of the net assets required, amounting to $103,695,000 at September 30, 1997, is included in Deferred Acquisition Costs on the balance sheet. The acquisition was accounted for by using the purchase method of accounting and the merger by using the pooling method from the date of acquisition. The balance sheet at September 30, 1997 and the income statement and statement of cash flows for the year ended September 30, 1997 have been restated from those originally contained in the September 30, 1997 Annual Report on Form 10-K to include the assets and liabilities of JANY and the results of JANY's operations and cash flows for the six-month period from April 1, 1997 through September 30, 1997. On a pro forma (unaudited) basis, assuming the acquisition and merger had occurred on October 1, 1995, the beginning of the earliest period presented herein, revenues (net investment income, net realized investment losses and fee income) would have been $40,891,000 and $29,768,000 and net income would have been $12,434,000 and $6,710,000 for the years ended September 30, 1997 and 1996, respectively.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION: The accompanying financial statements have been prepared in accordance with generally accepted accounting principles. Certain prior period amounts have been reclassified to conform with the 1998 presentation.

The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

INVESTMENTS: Cash and short-term investments primarily include cash, commercial paper, money market investments, repurchase agreements and short-term bank participations. All such investments are carried at cost plus accrued interest, which approximates fair value, have maturities of three months or less and are considered cash equivalents for purposes of reporting cash flows.

Bonds and notes available for sale are carried at aggregate fair value and changes in unrealized gains or losses, net of tax, are credited or charged directly to shareholder's equity. Bonds and notes are reduced to estimated net realizable value when necessary for declines in value considered to be other than temporary. Estimates of net realizable value are subjective and actual realization will be dependent upon future events.

Mortgage loans are carried at amortized unpaid balances, net of provisions for estimated losses. Other invested assets include real estate, which is carried at the lower of cost or fair value, policy loans, which are carried at unpaid balances, and common stock, which is carried at fair value.

                    FIRST SUNAMERICA LIFE INSURANCE COMPANY

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
Realized gains and losses on the sale of investments are recognized in operations at the date of sale and are determined by using the specific cost identification method. Premiums and discounts on investments are amortized to investment income by using the interest method over the contractual lives of the investments.

DEFERRED ACQUISITION COSTS: Policy acquisition costs are deferred and amortized, with interest, in relation to the incidence of estimated gross profits to be realized over the estimated lives of the annuity contracts.

Estimated gross profits are composed of net interest income, net realized investment gains and losses, variable annuity fees, surrender charges and direct administrative expenses. Deferred acquisition costs consist of commissions and other costs that vary with, and are primarily related to, the production or acquisition of new business.

As debt and equity securities available for sale are carried at aggregate fair value, an adjustment is made to deferred acquisition costs equal to the change in amortization that would have been recorded if such securities had been sold at their stated aggregate fair value and the proceeds reinvested at current yields. The change in this adjustment, net of tax, is included with the change in net unrealized gains or losses on debt and equity securities available for sale that is credited or charged directly to shareholder's equity. Deferred Acquisition Costs have been decreased by $30,000,000 at September 30, 1998 and $31,200,000 at September 30, 1997 for this adjustment.

VARIABLE ANNUITY ASSETS AND LIABILITIES: The assets and liabilities resulting from the receipt of variable annuity premiums are segregated in separate accounts. The Company receives administrative fees for managing the funds and other fees for assuming mortality and certain expense risks. Such fees are included in Variable Annuity Fees in the income statement.

GOODWILL: Goodwill, amounting to $705,000 at September 30, 1998, is amortized by using the straight-line method over a period of 25 years and is included in Other Assets in the balance sheet. Goodwill is evaluated for impairment when events or changes in economic conditions indicate that the carrying amount may not be recoverable.

CONTRACTHOLDER RESERVES: Contractholder reserves for fixed annuity contracts are accounted for as investment- type contracts in accordance with Statement of Financial Accounting Standards No. 97, "Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments," and are recorded at accumulated value (premiums received, plus accrued interest, less withdrawals and assessed fees).

FEE INCOME: Variable annuity fees and surrender charges are recorded in income as earned.

INCOME TAXES: The Company is included in the consolidated federal income tax return of the Parent and files as a "life insurance company" under the provisions of the Internal Revenue Code of 1986. Income taxes have been calculated as if the Company filed a separate return. Deferred income tax assets and liabilities are recognized based on the difference between financial statement carrying amounts and income tax bases of assets and liabilities using enacted income tax rates and laws.

RECENTLY ISSUED ACCOUNTING STANDARDS: In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for reporting comprehensive income and its components in a full set of general purpose financial statements. SFAS 130 is effective for the Company as of October 1, 1998 and is not included in these financial statements. Implementation of SFAS 130 will not have an impact on the Company's results of operations, financial condition or liquidity.

In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 addresses the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. SFAS 133 is effective for the Company as of October 1, 1999 and is not included in these financial statements. The Company has not completed its analysis of the effect of SFAS 133, but management believes that it will not have a material impact on the Company's results of operations, financial condition or liquidity.

                    FIRST SUNAMERICA LIFE INSURANCE COMPANY

4.  INVESTMENTS

The amortized cost and estimated fair value of bonds and notes available for sale by major category follow:

                                                              AMORTIZED COST    ESTIMATED FAIR VALUE
                                                              --------------    --------------------
AT SEPTEMBER 30, 1998:
  Securities of the United States Government................  $      518,000       $      549,000
  Mortgage-backed securities................................     454,934,000          472,557,000
  Securities of public utilities............................      81,525,000           84,711,000
  Corporate bonds and notes.................................     658,674,000          677,717,000
  Other debt securities.....................................      67,052,000           68,338,000
                                                              --------------       --------------
  Total.....................................................  $1,262,703,000       $1,303,872,000
                                                              ==============       ==============
AT SEPTEMBER 30, 1997:
  Securities of the United States Government................  $   36,083,000       $   36,950,000
  Mortgage-backed securities................................     487,585,000          501,683,000
  Securities of public utilities............................      50,855,000           53,018,000
  Corporate bonds and notes.................................     754,322,000          775,073,000
  Other debt securities.....................................     130,267,000          132,529,000
                                                              --------------       --------------
  Total.....................................................  $1,459,112,000       $1,499,253,000
                                                              ==============       ==============

The amortized cost and estimated fair value of bonds and notes available for sale by contractual maturity, as of September 30, 1998, follow:

                                                              AMORTIZED COST    ESTIMATED FAIR VALUE
                                                              --------------    --------------------
Due in one year or less.....................................  $    8,342,000       $    8,377,000
Due after one year through five years.......................     257,156,000          268,154,000
Due after five years through ten years......................     430,780,000          440,068,000
Due after ten years.........................................     111,491,000          114,716,000
Mortgage-backed securities..................................     454,934,000          472,557,000
                                                              --------------       --------------
Total.......................................................  $1,262,703,000       $1,303,872,000
                                                              ==============       ==============

Actual maturities of bonds and notes will differ from those shown above due to prepayments and redemptions.

                    FIRST SUNAMERICA LIFE INSURANCE COMPANY

4.  INVESTMENTS -- (CONTINUED)
Gross unrealized gains and losses on bonds and notes available for sale by major category follow:

                                                                 GROSS         GROSS
                                                              UNREALIZED     UNREALIZED
                                                                 GAINS         LOSSES
                                                              -----------   ------------
AT SEPTEMBER 30, 1998:
  Securities of the United States Government................  $    31,000   $         --
  Mortgage-backed securities................................   17,733,000       (110,000)
  Securities of public utilities............................    3,562,000       (376,000)
  Corporate bonds and notes.................................   30,219,000    (11,176,000)
  Other debt securities.....................................    1,297,000        (11,000)
                                                              -----------   ------------
  Total.....................................................  $52,842,000   $(11,673,000)
                                                              ===========   ============
AT SEPTEMBER 30, 1997:
  Securities of the United States Government................  $   867,000   $         --
  Mortgage-backed securities................................   14,176,000        (78,000)
  Securities of public utilities............................    2,163,000             --
  Corporate bonds and notes.................................   21,181,000       (430,000)
  Other debt securities.....................................    2,270,000         (8,000)
                                                              -----------   ------------
  Total.....................................................  $40,657,000   $   (516,000)
                                                              ===========   ============

Gross unrealized gains on equity securities available for sale aggregated $9,000 and $19,000 at September 30, 1998 and 1997, respectively. There were no unrealized losses at September 30, 1998 and 1997.

Gross realized investment gains and losses on sales of investments are as follows:

                                                                     YEARS ENDED SEPTEMBER 30,
                                                              ----------------------------------------
                                                                 1998           1997          1996
                                                              -----------    ----------    -----------
BONDS AND NOTES:
  Realized gains............................................  $13,067,000    $6,441,000    $ 1,039,000
  Realized losses...........................................   (7,509,000)   (1,466,000)    (1,295,000)

MORTGAGE LOANS:
  Realized losses...........................................     (289,000)      (15,000)            --

OTHER INVESTMENTS:
  Realized gains............................................       22,000       140,000             --
  Realized losses...........................................     (209,000)           --       (112,000)
IMPAIRMENT C................................................     (392,000)      (80,000)      (171,000)
                                                              -----------    ----------    -----------
          Total net realized investment gains (losses)......  $ 4,690,000    $5,020,000    $  (539,000)
                                                              ===========    ==========    ===========

The sources and related amounts of investment income are as follows:

                                                                     YEARS ENDED SEPTEMBER 30,
                                                             -----------------------------------------
                                                                 1998           1997           1996
                                                             ------------    -----------    ----------
Short-term investments.....................................  $  2,340,000    $ 1,334,000    $  390,000
Bonds and notes............................................   100,808,000     56,253,000     9,186,000
Mortgage loans.............................................    13,901,000      7,714,000       381,000
Other invested assets......................................       447,000        258,000            --
                                                             ------------    -----------    ----------
          Total investment income..........................  $117,496,000    $65,559,000    $9,957,000
                                                             ============    ===========    ==========

                    FIRST SUNAMERICA LIFE INSURANCE COMPANY

4.  INVESTMENTS -- (CONTINUED)
Expenses incurred to manage the investment portfolio amounted to $814,000 for the year ended September 30, 1998, $387,000 for the year ended September 30, 1997, and $121,000 for the year ended September 30, 1996, and are included in General and Administrative Expenses in the income statement.

The carrying value of investments in any one entity or its affiliates exceeding 10% of the Company's shareholder's equity at September 30, 1998 is as follows:

Bonds and notes:
  Mellon Bank NA............................................  $24,484,000
                                                              ===========

At September 30, 1998, mortgage loans were collateralized by properties located in 34 states and the District of Columbia, with loans totaling approximately 16% of the aggregate carrying value of the portfolio secured by properties located in New York, approximately 15% by properties located in California, and approximately 10% by properties located in Michigan. No more than 8% of the portfolio was secured by properties in any other single state.

At September 30, 1998, bonds and notes included $97,045,000 of bonds and notes not rated investment grade. The Company had no material concentrations of non-investment-grade assets at September 30, 1998.

At September 30, 1998, the carrying value of investments in default as to the payment of principal or interest was $1,167,000 all of which were mortgage loans. Such nonperforming investments had an estimated fair value equal to their carrying value.

At September 30, 1998, $518,000 of bonds, at amortized cost, were on deposit with regulatory authorities in accordance with statutory requirements.

5.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The following estimated fair value disclosures are limited to reasonable estimates of the fair value of only the Company's financial instruments. The disclosures do not address the value of the Company's recognized and unrecognized nonfinancial assets (including its other invested assets) and liabilities or the value of anticipated future business. The Company does not plan to sell most of its assets or settle most of its liabilities at these estimated fair values.

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Selling expenses and potential taxes are not included. The estimated fair value amounts were determined using available market information, current pricing information and various valuation methodologies. If quoted market prices were not readily available for a financial instrument, management determined an estimated fair value. Accordingly, the estimates may not be indicative of the amounts the financial instruments could be exchanged for in a current or future market transaction.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

CASH AND SHORT-TERM INVESTMENTS: Carrying value is considered to be a reasonable estimate of fair value.

BONDS AND NOTES: Fair value is based principally on independent pricing services, broker quotes and other independent information.

MORTGAGE LOANS: Fair values are primarily determined by discounting future cash flows to the present at current market rates, using expected prepayment rates.

VARIABLE ANNUITY ASSETS HELD IN SEPARATE ACCOUNTS: Variable annuity assets are carried at the market value of the underlying securities.

RECEIVABLE FROM (PAYABLE TO) BROKERS FOR SALES (PURCHASES) OF SECURITIES: Such obligations represent net transactions of a short-term nature for which the carrying value is considered a reasonable estimate of fair value.

RESERVES FOR FIXED ANNUITY CONTRACTS: Deferred annuity contracts are assigned a fair value equal to current net surrender value. Annuitized contracts are valued based on the present value of future cash flows at current pricing rates.

                    FIRST SUNAMERICA LIFE INSURANCE COMPANY

5. FAIR VALUE OF FINANCIAL INSTRUMENTS -- (CONTINUED)
VARIABLE ANNUITY LIABILITIES RELATED TO SEPARATE ACCOUNTS: Fair values of contracts in the accumulation phase are based on net surrender values. Fair values of contracts in the payout phase are based on the present value of future cash flows at assumed investment rates.

The estimated fair values of the Company's financial instruments at September 30, 1998 and 1997, compared with their respective carrying values, are as follows:

                                                              CARRYING VALUE      FAIR VALUE
                                                              --------------    --------------
1998:
ASSETS:
  Cash and short-term investments...........................  $   55,679,000    $   55,679,000
  Bonds and notes...........................................   1,303,872,000     1,303,872,000
  Mortgage loans............................................     187,906,000       194,471,000
  Variable annuity assets held in separate accounts.........     271,865,000       271,865,000
  Receivable from brokers for sales of securities...........       6,601,000         6,601,000
LIABILITIES:
  Reserves for fixed annuity contracts......................   1,460,856,000     1,406,853,000
  Variable annuity liabilities related to separate
     accounts...............................................     271,865,000       256,623,000
                                                              ==============    ==============
1997:
ASSETS:
  Cash and short-term investments...........................  $   50,585,000    $   50,585,000
  Bonds and notes...........................................   1,499,253,000     1,499,253,000
  Mortgage loans............................................     131,117,000       136,648,000
  Variable annuity assets held in separate accounts.........     171,475,000       171,475,000
LIABILITIES:
  Reserves for fixed annuity contracts......................   1,556,656,000     1,486,551,000
  Payable to brokers for purchases of securities............      12,460,000        12,460,000
  Variable annuity liabilities related to separate
     accounts...............................................     171,475,000       163,045,000
                                                              ==============    ==============

6.  CONTINGENT LIABILITIES

The Company is involved in various kinds of litigation common to its business. These cases are in various stages of development and, based on reports of counsel, management believes that provisions made for potential losses relating to such litigation are adequate and any further liabilities and costs will not have a material adverse impact upon the Company's financial position or results of operations.

7.  SHAREHOLDER'S EQUITY

The Company is authorized to issue 300 shares of its $10,000 par value Common Stock. At September 30, 1998 and 1997, 300 shares were outstanding.

                    FIRST SUNAMERICA LIFE INSURANCE COMPANY

7.  SHAREHOLDER'S EQUITY -- (CONTINUED)
Changes in shareholder's equity are as follows:

                                                                    YEARS ENDED SEPTEMBER 30,
                                                           -------------------------------------------
                                                               1998            1997           1996
                                                           ------------    ------------    -----------
ADDITIONAL PAID-IN CAPITAL:
  Beginning balance......................................  $144,428,000    $ 14,428,000    $14,428,000
  Additional paid-in capital acquired as a result of the
     merger with JANY....................................            --     125,000,000             --
  Capital contributions received.........................            --       5,000,000             --
                                                           ------------    ------------    -----------
       Ending balance....................................  $144,428,000    $144,428,000    $14,428,000
                                                           ============    ============    ===========
RETAINED EARNINGS:
  Beginning balance......................................  $ 14,826,000    $  5,973,000    $ 5,250,000
  Net income.............................................    16,535,000       8,853,000        723,000
                                                           ------------    ------------    -----------
  Ending balance.........................................  $ 31,361,000    $ 14,826,000    $ 5,973,000
                                                           ============    ============    ===========
NET UNREALIZED GAINS (LOSSES) ON BONDS AND NOTES
  AVAILABLE FOR SALE:
  Beginning balance......................................  $  5,824,000    $   (181,000)   $  (860,000)
  Change in net unrealized gains (losses) on bonds and
     notes available for sale............................     1,018,000      40,538,000      1,145,000
  Change in adjustment to deferred acquisition costs.....     1,200,000     (31,300,000)      (100,000)
  Tax effect of net changes..............................      (776,000)     (3,233,000)      (366,000)
                                                           ------------    ------------    -----------
  Ending balance.........................................  $  7,266,000    $  5,824,000    $  (181,000)
                                                           ============    ============    ===========

For a life insurance company domiciled in the State of New York, no dividend may be distributed to any shareholder unless notice of the domestic insurer's intention to declare such dividend and the amount have been filed with the Superintendent of Insurance not less than 30 days in advance of such proposed declaration, or if the Superintendent disapproves the distribution of the dividend within the 30-day period. No dividends were paid in fiscal years 1998, 1997 or 1996.

Under statutory accounting principles utilized in filings with insurance regulatory authorities, the Company's net income for the nine months ended September 30, 1998 was $15,170,000. The statutory net income for the year ended December 31, 1997 was $18,390,000 and the statutory net income for the year ended December 31, 1996 was $9,989,000. The Company's statutory capital and surplus was $94,239,000 at September 30, 1998, $83,861,000 at December 31, 1997
and $77,929,000 at December 31, 1996.

                    FIRST SUNAMERICA LIFE INSURANCE COMPANY

8.  INCOME TAXES

The components of the provisions for income taxes on pretax income consist of the following:

                                                               NET REALIZED
                                                                INVESTMENT
                                                              GAINS (LOSSES)   OPERATIONS      TOTAL
                                                              --------------   ----------   -----------
1998:
  Currently payable.........................................    $2,711,000     $9,784,000   $12,495,000
  Deferred..................................................      (515,000)       126,000      (389,000)
                                                                ----------     ----------   -----------
          Total income tax expense..........................    $2,196,000     $9,910,000   $12,106,000
                                                                ==========     ==========   ===========
1997:
  Currently payable.........................................    $1,790,000     $2,899,000   $ 4,689,000
  Deferred..................................................       (11,000)       412,000       401,000
                                                                ----------     ----------   -----------
          Total income tax expense..........................    $1,779,000     $3,311,000   $ 5,090,000
                                                                ==========     ==========   ===========
1996:
  Currently payable.........................................    $ (121,000)    $ (171,000)  $  (292,000)
  Deferred..................................................      (105,000)       845,000       740,000
                                                                ----------     ----------   -----------
          Total income tax expense..........................    $ (226,000)    $  674,000   $   448,000
                                                                ==========     ==========   ===========

Income taxes computed at the United States federal income tax rate of 35% and income taxes provided differ as follows:

                                                                   YEARS ENDED SEPTEMBER 30,
                                                              -----------------------------------
                                                                 1998          1997        1996
                                                              -----------   ----------   --------
Amount computed at statutory rate...........................  $10,024,000   $4,880,000   $410,000
Increases (decreases) resulting from:
  Amortization of differences between book and tax bases of
     net assets acquired....................................       20,000       20,000     20,000
  State income taxes, net of federal tax benefit............    2,042,000      200,000     25,000
  Other, net................................................       20,000      (10,000)    (7,000)
                                                              -----------   ----------   --------
          Total income tax expense..........................  $12,106,000   $5,090,000   $448,000
                                                              ===========   ==========   ========

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes. The significant components of the liability for Deferred Income Taxes are as follows:

                                                                     SEPTEMBER 30,
                                                              ----------------------------
                                                                  1998            1997
                                                              ------------    ------------
DEFERRED TAX LIABILITIES:
Investments.................................................  $  1,782,000    $    891,000
Deferred acquisition costs..................................    29,505,000      30,144,000
Net unrealized gains on debt and equity securities available
  for sale..................................................     3,912,000       3,136,000
Other liabilities...........................................        46,000         125,000
                                                              ------------    ------------
Total deferred tax liabilities..............................    35,245,000      34,296,000
                                                              ------------    ------------
DEFERRED TAX ASSETS:
Contractholder reserves.....................................   (18,535,000)    (26,202,000)
State income taxes..........................................       (79,000)        (80,000)
Other assets................................................   (11,260,000)     (3,030,000)
                                                              ------------    ------------
Total deferred tax assets...................................   (29,874,000)    (29,312,000)
                                                              ------------    ------------
Deferred income taxes.......................................  $  5,371,000    $  4,984,000
                                                              ============    ============

                    FIRST SUNAMERICA LIFE INSURANCE COMPANY

9.  RELATED-PARTY MATTERS

The Company pays commissions to six affiliated companies, SunAmerica Securities, Inc., Advantage Capital Corp., Financial Services Corp., Sentra Securities Corp., Spelman & Co. Inc. and Royal Alliance Associates, Inc. Commissions paid to these broker-dealers totaled $3,855,000 in 1998, $4,486,000 in 1997, and $2,646,000 in 1996. These broker-dealers represent a significant portion of the Company's business, amounting to 33.0%, 38.9% and 57.9% of premiums in 1998, 1997 and 1996, respectively. No single unaffiliated broker-dealer was responsible for more than 22% of total premiums in each of the years ended September 30, 1998, 1997, and 1996.

The Company paid occupancy and office services expenses to Royal Alliance Associates, Inc. totaling $15,000 for the year ended September 30, 1996. The Company paid no such charges in the years ended September 30, 1998 and 1997.

The Company purchases administrative, investment management, accounting, marketing and data processing services from SunAmerica Financial, whose purpose is to provide services to the Company and its affiliates. Amounts paid for such services totaled $3,877,000 for the year ended September 30, 1998, $2,454,000 for the year ended September 30, 1997 and $2,097,000 for the year ended September 30, 1996. The marketing component of such costs during these periods amounted to $1,877,000, $1,223,000 and $1,082,000, respectively, and are deferred and amortized as part of Deferred Acquisition Costs. The other components of these costs are included in General and Administrative Expenses in the income statement.

During the year ended September 30, 1998, the Company sold bonds to the Parent for cash equal to their current market value, which aggregated $2,155,000. The Company recorded a net gain of $83,000 on the transactions.

10.  SUBSEQUENT EVENTS

On July 15, 1998, Anchor National Life Insurance Company, an affiliate of the Company, entered into a definitive agreement to acquire the individual life business and the individual and group annuity business of MBL Life Assurance Corporation ("MBL Life") via a 100% coinsurance transaction for approximately $130,000,000 in cash. The transaction will include approximately $2,000,000,000 of universal life reserves and $3,000,000,000 of fixed annuity reserves. The affiliate plans to reinsure a large portion of the mortality risk associated with the acquired block of universal life business. Completion of this acquisition is expected by the end of calendar year 1998 and is subject to customary conditions and required approvals. Included in this block of business is approximately $250,000,000 of individual life business and $500,000,000 of group annuity business whose contract owners are residents of New York State (the "New York Business"). Approximately six months subsequent to completion of the transaction, the New York Business will be acquired by the Company via an assumption reinsurance agreement between the Company and MBL Life, which will supersede the coinsurance agreement. The $130,000,000 purchase price will be allocated between the Company and its affiliate based on their respective assumed life insurance reserves.

On August 20, 1998, the Company's Parent announced that it has entered into a definite agreement to merge with and into American International Group, Inc. ("AIG"). Under the terms of the agreement, each share of the Parent's common stock (including Nontransferable Class B Common Stock) will be exchanged for
 .855 shares of AIG's common stock. The transaction will be treated as a pooling of interests for accounting purposes and will be a tax-free reorganization. The transaction was approved by both the Parent's and AIG's shareholders on November 18, 1998, and, subject to various regulatory approvals, will be completed in late 1998 or early 1999.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                  APPENDIX A - CONDENSED FINANCIAL INFORMATION
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                    INCEPTION TO    FISCAL YEAR    FISCAL YEAR    FISCAL YEAR
               VARIABLE PORTFOLIOS                    11/30/95       11/30/96       11/30/97       11/30/98
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
Capital Appreciation (Inception Date - 4/6/95)
  Beginning AUV...................................    $ 11.35         $ 14.19       $   17.63      $   21.26
  Ending AUV......................................    $ 14.19         $ 17.63       $   21.26      $   23.72
  Ending Number of AUs............................     52,583         242,433         510,291        804,058
-------------------------------------------------------------------------------------------------------------
Growth (Inception Date - 4/6/95)
  Beginning AUV...................................    $ 11.02          $12.95       $   16.32      $   20.31
  Ending AUV......................................    $ 12.95         $ 16.32       $   20.31      $   24.41
  Ending Number of AUs............................     15,156         104,264         196,539        387,194
-------------------------------------------------------------------------------------------------------------
Natural Resources (Inception Date - 5/30/95)
  Beginning AUV...................................    $ 10.17         $ 10.78       $   12.13      $   11.14
  Ending AUV......................................    $ 10.78         $ 12.13       $   11.14      $    9.30
  Ending Number of AUs............................      5,306          62,002         112,509        110,305
-------------------------------------------------------------------------------------------------------------
Government and Quality Bond (Inception Date -
  5/3/95)
  Beginning AUV...................................    $ 10.55         $ 11.51       $   11.94      $   12.65
  Ending AUV......................................    $ 11.51         $ 11.94       $   12.65      $   13.66
  Ending Number of AUs............................     37,576         127,538         190,449        626,578
-------------------------------------------------------------------------------------------------------------
Emerging Markets (Inception Date - 6/12/97)
  Beginning AUV...................................         --              --       $   10.00      $    7.97
  Ending AUV......................................         --              --       $    7.97      $    6.14
  Ending Number of AUs............................         --              --          85,313        180,636
-------------------------------------------------------------------------------------------------------------
International Diversified Equities (Inception Date
  - 4/12/95)
  Beginning AUV...................................    $  9.45         $ 10.07       $   11.39      $   11.62
  Ending AUV......................................    $ 10.07         $ 11.39       $   11.62      $   13.53
  Ending Number of AUs............................     58,058         355,952         753,010        904,048
-------------------------------------------------------------------------------------------------------------
Global Equities (Inception Date - 5/22/95)
  Beginning AUV...................................    $ 11.99         $ 13.01       $   15.15      $   16.90
  Ending AUV......................................    $ 13.01         $ 15.15       $   16.90      $   19.21
  Ending Number of AUs............................     26,604         117,488         310,271        416,656
-------------------------------------------------------------------------------------------------------------
International Growth and Income (Inception Date -
  6/9/97)
  Beginning AUV...................................         --              --       $   10.00      $   10.33
  Ending AUV......................................         --              --       $   10.33      $   11.16
  Ending Number of AUs............................         --              --          86,248        309,301
-------------------------------------------------------------------------------------------------------------
Aggressive Growth (Inception Date - 6/3/96)
  Beginning AUV...................................         --         $ 10.00       $   10.29      $   11.51
  Ending AUV......................................         --         $ 10.29       $   11.51      $   11.86
  Ending Number of AUs............................         --         160,390         478,003        596,478
-------------------------------------------------------------------------------------------------------------
Real Estate (Inception Date - 6/2/97)
  Beginning AUV...................................         --              --       $   10.00      $   11.44
  Ending AUV......................................         --              --       $   11.44      $    9.80
  Ending Number of AUs............................         --              --          56,379        132,769
-------------------------------------------------------------------------------------------------------------
Putnam Growth (Inception Date - 4/6/95)
  Beginning AUV...................................    $ 10.36         $ 12.60       $   14.88      $   18.47
  Ending AUV......................................    $ 12.60         $ 14.88       $   18.47      $   22.29
  Ending Number of AUs............................     31,960         114,619         231,883        473,526
-------------------------------------------------------------------------------------------------------------
MFS Growth and Income* (Inception Date - 4/6/95)
  Beginning AUV...................................    $ 10.61         $ 12.81       $   14.94      $   17.63
  Ending AUV......................................    $ 12.81         $ 14.94       $   17.63      $   20.46
  Ending Number of AUs............................     22,973          94,650         154,635        191,762
-------------------------------------------------------------------------------------------------------------
Alliance Growth (Inception Date - 4/6/95)
  Beginning AUV...................................    $ 11.52         $ 15.44       $   19.46      $   24.51
  Ending AUV......................................    $ 15.44         $ 19.46       $   24.51      $   32.81
  Ending Number of AUs............................     52,943         322,225         679,444      1,175,581
-------------------------------------------------------------------------------------------------------------
"Dogs" of Wall Street (Inception Date - 4/1/98)
  Beginning AUV...................................         --              --              --             --
  Ending AUV......................................         --              --              --             --
  Ending Number of AUs............................         --              --              --             --
-------------------------------------------------------------------------------------------------------------
* Formerly named Growth/Phoenix and managed by Phoenix Investment Counsel, Inc.

                                                    INCEPTION TO    FISCAL YEAR    FISCAL YEAR    FISCAL YEAR
               VARIABLE PORTFOLIOS                    11/30/95       11/30/96       11/30/97       11/30/98
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
Venture Value (Inception Date - 4/6/95)
  Beginning AUV...................................    $ 10.84         $ 13.29       $   16.68      $   21.30
  Ending AUV......................................    $ 13.29         $ 16.68       $   21.30      $   23.36
  Ending Number of AUs............................    113,664         605,579       1,424,342      2,149,519
-------------------------------------------------------------------------------------------------------------
Federated Value (Inception Date - 6/3/96)
  Beginning AUV...................................         --         $ 10.00       $   11.00      $   13.62
  Ending AUV......................................         --         $ 11.00       $   13.62      $   15.86
  Ending Number of AUs............................         --          69,098         218,504        450,138
-------------------------------------------------------------------------------------------------------------
Growth-Income (Inception Date - 4/12/95)
  Beginning AUV...................................    $ 11.15         $ 13.32       $   16.70      $   21.41
  Ending AUV......................................    $ 13.32         $ 16.70       $   21.41      $   25.71
  Ending Number of AUs............................     45,266         259,344         614,307      1,032,483
-------------------------------------------------------------------------------------------------------------
Utility (Inception Date - 6/3/96)
  Beginning AUV...................................         --         $ 10.00       $   10.67      $   12.74
  Ending AUV......................................         --         $ 10.67       $   12.74      $   14.56
  Ending Number of AUs............................         --          20,721          59,907        250,048
-------------------------------------------------------------------------------------------------------------
Asset Allocation (Inception Date - 4/24/95)
  Beginning AUV...................................    $ 11.29         $ 12.64       $   14.97      $   17.98
  Ending AUV......................................    $ 12.64         $ 14.97       $   17.98      $   18.22
  Ending Number of AUs............................     60,824         264,208         581,922      1,018,350
-------------------------------------------------------------------------------------------------------------
MFS Total Return** (Inception Date - 5/8/95)
  Beginning AUV...................................    $ 10.90         $ 12.33       $   13.82      $   15.45
  Ending AUV......................................    $ 12.33         $ 13.82       $   15.45      $   17.28
  Ending Number of AUs............................     41,654         157,110         230,784        277,940
-------------------------------------------------------------------------------------------------------------
SunAmerica Balanced (Inception Date - 6/3/96)
  Beginning AUV...................................         --         $ 10.00       $   11.04      $   13.22
  Ending AUV......................................         --         $ 11.04       $   13.22      $   15.60
  Ending Number of AUs............................         --          72,909         240,556        467,727
-------------------------------------------------------------------------------------------------------------
Worldwide High Income (Inception Date - 5/2/95)
  Beginning AUV...................................    $ 10.16         $ 11.36       $   14.20      $   15.98
  Ending AUV......................................    $ 11.36         $ 14.20       $   15.98      $   13.57
  Ending Number of AUs............................     21,556         124,728         399,865        466,233
-------------------------------------------------------------------------------------------------------------
High-Yield Bond (Inception Date - 5/8/95)
  Beginning AUV...................................    $ 11.18         $ 11.48       $   12.99      $   14.66
  Ending AUV......................................    $ 11.48         $ 12.99       $   14.66      $   14.25
  Ending Number of AUs............................     40,706         220,725         547,787      1,089,050
-------------------------------------------------------------------------------------------------------------
Corporate Bond (Inception Date - 4/12/95)
  Beginning AUV...................................    $ 10.21         $ 11.10       $   11.65      $   12.54
  Ending AUV......................................    $ 11.10         $ 11.65       $   12.54      $   13.15
  Ending Number of AUs............................      5,375          48,161         120,997        333,510
-------------------------------------------------------------------------------------------------------------
Global Bond (Inception Date - 5/2/95)
  Beginning AUV...................................    $ 10.37         $ 11.20       $   12.25      $   13.08
  Ending AUV......................................    $ 11.20         $ 12.25       $   13.08      $   14.40
  Ending Number of AUs............................     12,162          52,993         148,602        257,259
-------------------------------------------------------------------------------------------------------------
Cash Management (Inception Date - 4/27/95)
  Beginning AUV...................................    $ 10.44         $ 10.67       $   11.04      $   11.43
  Ending AUV......................................    $ 10.67         $ 11.04       $   11.43      $   11.83
  Ending Number of AUs............................     59,731          52,729         231,674        612,898

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      ** Formerly named Balanced/Phoenix and managed by Phoenix Investment
         Counsel, Inc.
         AUV - Accumulation Unit Value
         AU - Accumulation Units

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                  APPENDIX B - MARKET VALUE ADJUSTMENT ("MVA")
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The MVA reflects the impact that changing interest rates have on the value of money invested at a fixed interest rate. The longer the period of time remaining in the term you initially agreed to leave your money in the fixed account option, the greater the impact of changing interest rates. The impact of the MVA can be either positive or negative, and is computed by multiplying the amount withdrawn, transferred or switched to the Income Phase by the following factor:

                                            (N/12)
                          [(1+I/(1+J+0.025)]       - 1

  where:

        I is the interest rate you are earning on the money invested in the fixed account option;

        J is the interest rate then currently available for the period of time equal to the number of years remaining in the term you initially agreed to leave your money in the fixed account option; and

        N is the number of full months remaining in the term you initially agreed to leave your money in the fixed account option.

EXAMPLES OF THE MVA

The examples below assume the following:

     (1) You made an initial Purchase Payment of $10,000 and allocated it to the 10-year fixed account option at a rate of 5%;

     (2) You make a partial withdrawal of $4,000 when 1 1/2 years (18 months) remain in the 10-year term you initially agreed to leave your money in the fixed account option (N=18); and

     (3) You have not made any other transfers, additional Purchase Payments, or withdrawals.

No withdrawal charges are reflected because your Purchase Payment has been in the contract for seven full years. If a withdrawal charge applies, it is deducted before the MVA. The MVA is assessed on the amount withdrawn less any withdrawal charges.

POSITIVE ADJUSTMENT

Assume that on the date of withdrawal, the interest rate in effect for a new Purchase Payments in the 1-year fixed account option is 3.5% and the 3-year fixed account option is 4.5%. By linear interpolation, the interest rate for the remaining 2 years (1 1/2 years rounded up to the next full year) in the contract is calculated to be 4%.

                                       (N/12)
The MVA factor is = [(1+I/(1+J+0.0025)]       - 1
                                          (18/12)
                  = [(1.05)/(1.04+0.0025)]        - 1
                              (1.5)
                  = (1.007194)      - 1
                  = 1.010811 - 1
                  = + 0.010811

The requested withdrawal amount is multiplied by the MVA factor to determine the
MVA:
                         $4,000 x (+0.010811) = +$43.24

$43.24 represents the MVA that would be added to your withdrawal.

NEGATIVE ADJUSTMENT

Assume that on the date of withdrawal, the interest rate in effect for new Purchase Payments in the 1-year fixed account option is 5.5% and the 3-year fixed account option is 6.5%. By linear interpolation, the interest rate for the remaining 2 years (1 1/2 years rounded up to the next full year) in the contract is calculated to be 6%.

                                        (N/12)
The MVA factor is = [(1+I)/(1+J+0.0025)]       - 1
                                          (18/12)
                  = [(1.05)/(1.06+0.0025)]        - 1
                              (1.5)
                  = (0.988235)      - 1
                  = 0.982405 - 1
                  = - 0.017595

The requested withdrawal amount is multiplied by the MVA factor to determine the
MVA:
                        $4,000 X (- 0.017595) = -$70.38

$70.38 represents the MVA that will be deducted from the money remaining in the 10-year fixed account option.

--------------------------------------------------------------------------------

   Please forward a copy (without charge) of the Polaris Variable Annuity Statement of Additional Information to:

              (Please print or type and fill in all information.)

        ------------------------------------------------------------------------
        Name

        ------------------------------------------------------------------------
        Address

        ------------------------------------------------------------------------
        City/State/Zip


Date:  ------------------------------------   Signed:  ---------------------------------------

   Return to: First SunAmerica Life Insurance Company, Annuity Service Center, P.O. Box 52499, Los Angeles, California 90054-0299
--------------------------------------------------------------------------------